EXHIBIT 10.1

AMENDED AND RESTATED SENIOR FACILITIES CREDIT AGREEMENT

dated as of

September 28, 2009

among

TIM HORTONS INC. and

THE TDL GROUP CORP.

as Canadian Borrowers

and

TIM HORTONS USA INC.

as U.S. Borrower

and

THE LENDERS FROM TIME TO TIME PARTIES HERETO

as Lenders

and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH and THE BANK OF NOVA SCOTIA

as Canadian Co-Administrative Agents

and

JPMORGAN CHASE BANK, N.A.

as U.S. Administrative Agent

and

ROYAL BANK OF CANADA

as Syndication Agent

and

BANK OF MONTREAL and THE TORONTO-DOMINION BANK

as Co-Documentation Agents

and

J.P. MORGAN SECURITIES CANADA INC. and THE BANK OF NOVA SCOTIA

as Co-Lead Arrangers and Joint Bookrunners

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of September 28, 2009 and is entered into among TIM HORTONS INC. and THE TDL GROUP CORP., as Canadian Borrowers, TIM HORTONS USA INC., as U.S. Borrower, the Lenders from time to time parties hereto as Lenders, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH and THE BANK OF NOVA SCOTIA, as Canadian Co-Administrative Agents, JPMORGAN CHASE BANK, N.A., as U.S. Administrative Agent, and THE BANK OF NOVA SCOTIA and JPMORGAN CHASE BANK, N.A., as Issuing Banks.

RECITALS

A. The TDL Group Corp., a Nova Scotia company (the “Canadian Subsidiary Borrower”), as Canadian borrower, Tim Hortons Canada Holdings ULC (formerly, Tim Hortons Inc., a Delaware company), as U.S. borrower (the “Former Parent” and, together with the Canadian Subsidiary Borrower, the “Original Borrowers”), the lenders party thereto, JPMorgan Chase Bank, N.A., Toronto Branch and The Bank of Nova Scotia, as Canadian co-administrative agents, JPMorgan Chase Bank, N.A., as U.S. administrative agent, and The Bank of Nova Scotia and JPMorgan Chase Bank, N.A., as issuing banks, are parties to a senior facilities credit agreement dated as of February 28, 2006 (as amended prior to the date hereof, the “Original Credit Agreement”).

B. The Borrowers notified the Administrative Agents in March 2009 of the Proposed Reorganization and requested that the Original Credit Agreement be amended and restated to reflect certain modifications to the Original Credit Agreement as a result of the completion of the Proposed Reorganization.

C. Pursuant to the Amendment and Restatement Agreement, each of the Restatement Required Lenders (i) agreed under the Amendment and Restatement Agreement to amend and restate the Original Credit Agreement in the form of this Agreement, and (ii) authorized the Administrative Agents to enter into this Agreement on behalf of such Restatement Required Lender on the Restatement Effective Date.

D. The parties hereto wish to effect the amendment and restatement of the Original Credit Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the Alternate Base Rate.

“ABR Borrowing” means a Borrowing comprised of one or more ABR Loans.

“Acceptance Fee” means a fee payable by a Canadian Borrower to the Canadian Administrative Agent for the account of a Canadian Lender in Canadian Dollars with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan, calculated on the face amount of the B/A or the B/A Equivalent Loan at a rate per annum equal to the Applicable Margin from time to time in effect on the basis of the actual number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days, (it being agreed that the Applicable Margin in respect of a B/A Equivalent Loan is equivalent to the Applicable Margin otherwise applicable to the B/A Borrowing which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.11 (h)).

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Credit Party directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in an business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) otherwise acquires Control of a Person engaged in a business.

“Administrative Agent” means either the Canadian Administrative Agent or the U.S. Administrative Agent, as applicable, and “Administrative Agents” means both of them.

“Advertising Entity” means (i) Tims National Advertising Program, Inc. and Tim Hortons Advertising and Promotion Fund (Canada) Inc. or any successor thereto which performs substantially the same function, and (ii) any other Person acceptable to the Required Lenders which performs substantially the same function (and only that function) as the Persons listed in paragraph (i).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by an Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.

“Agreement” means this amended and restated credit agreement, as the same may from time to time be further amended, restated, modified or supplemented.

“Alternate Base Rate” means, on any day, the greater of (i) the U.S. Prime Rate in effect on such day, and (ii) one-half of one percent (0.50%) plus the Federal Funds Effective Rate in effect for such day (rounded upwards, if necessary, to the nearest 1/16th of 1%). For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate or the U.S. Prime Rate shall be effective as of the opening of business on the effective date of such change in the Federal Funds Effective Rate or the U.S. Prime Rate, as the case may be. If for any reason the U.S. Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including but not limited to the inability of the U.S. Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the U.S. Prime Rate until the circumstances giving rise to such inability no longer exist.

“Amendment and Restatement Agreement” means that certain agreement dated as of April 30, 2009 among the Administrative Agents, the Restatement Required Lenders and the Original Borrowers regarding the amendment and restatement of the Original Credit Agreement on the terms set forth herein as a result of the Proposed Reorganization.

“Applicable Lender” means, with respect to any Borrowing of (i) Canadian Revolving Loans, each Canadian Revolving Credit Lender; (ii) U.S. Revolving Loans, each U.S. Revolving Credit Lender; and (iii) Term Loans, each Term Credit Lender.

“Applicable Leverage Ratio” means, at any time, the ratio of Consolidated Total Debt to Consolidated EBITDA at such time.

“Applicable Margin” means, on any date, the applicable rate per annum, expressed as a percentage, set out in the relevant column and row of the table below, determined by reference to the Applicable Leverage Ratio until the Parent Borrower has obtained ratings of its Rated Debt from at least two (2) of S&P, Moody’s and DBRS, following which the Applicable Margin will be determined by reference to the ratings on such date for the Rated Debt.

Applicable Leverage Ratio	Rating	Facility Fee	LIBO/BA Applicable Margin Under Revolving Credit	BA Applicable Margin Under Canadian Term Credit
Less than 0.75:1.00	>Baa1 or BBB+	0.08%	0.42%	0.50%
Equal to or greater than 0.75:1.00 but less than 1.25:1.00	Baa2 or BBB	0.125%	0.50%	0.625%
Equal to or greater than 1.25:1.00 but less than 1.75:1.00	Baa3 or BBB-	0.15%	0.60%	0.75%
Equal to or greater than 1.75:1.00 but less than 2.25:1.00	Ba1 or BB+	0.175%	0.70%	0.875%
Equal to or greater than 2.25: 1.00	< Ba1 or BB+	0.25%	1.00%	1.25%

For so long as the Applicable Margins are determined by reference to the Applicable Leverage Ratio, the Applicable Margins will change (to the extent necessary, if any) on each date on which the financial statements and certificate of the Parent Borrower are delivered to the Administrative Agents pursuant to Section 5.1 to reflect any change in the Applicable Leverage Ratio effective as of the date of such financial statements, based upon the financial statements for the immediately preceding Rolling Period, or if such day is not a Business Day, then the first Business Day thereafter. Notwithstanding the foregoing, if at any time the Parent Borrower fails to deliver financial statements and the certificate of the Parent Borrower as required by Section 5.1 on or before the date required pursuant to Section 5.1 (without regard to grace periods), the Applicable Margins will be the highest margins provided for in the above grid from the date such financial statements are due pursuant to Section 5.1 (without regard to grace periods) through the date the Administrative Agents receive all financial statements and certificates that are then due pursuant to Section 5.1. At any time when the Applicable Margin is determined by reference to the debt ratings for the Rated Debt, (i) if the ratings established or deemed to have been established for the Rated Debt shall fall within different categories, the Applicable Margin shall be based on the higher of the two applicable ratings, unless one of the two ratings is two or more categories lower than the other, in which case the Applicable Margin shall be determined by reference to the category next above that of the lower of the two ratings; and (ii) if the ratings established or deemed to have been established for the Rated Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or DBRS), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished to the Administrative Agents and the Lenders pursuant to Section 5.1 or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided that no such change shall affect the Applicable Margin for any outstanding Bankers’ Acceptance until the end of the then-current Contract Period for such Bankers’ Acceptance. If the rating system of Moody’s, S&P or DBRS shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margins shall be determined by reference to the Applicable Leverage Ratio of the Parent Borrower. If at any time after the time when the Applicable Margin is determined by reference to the debt ratings for the Rated Debt, the Parent Borrower ceases to have ratings of its Rated Debt from at least two (2) of S&P, Moody’s and DBRS, the Applicable Margin shall be determined by reference to the Applicable Leverage Ratio.

“Applicable Percentage” means (i) with respect to any Canadian Revolving Credit Lender, the percentage of the total Canadian Revolving Credit Commitments represented by such Lender’s Canadian Revolving Credit Commitment; (ii) with respect to any U.S. Revolving Credit Lender, the percentage of the total U.S. Revolving Credit Commitments represented by such Lender’s U.S. Revolving Credit Commitment; (iii) with respect to any Term Credit Lender, the percentage of the total Term Credit Commitments represented by such Lender’s Term Credit Commitment, and (iv) with respect to all Lenders, the percentage of the total Commitments represented by such Lender’s Commitments. If any Commitments have terminated or expired, the Applicable Percentages in respect of the terminated or expired Commitments shall be determined based upon the amount of Revolving Credit Exposure and Term Credit Exposure (as applicable) outstanding, giving effect to any assignments.

“Approved Fund” means (a) a CLO, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the U.S. Administrative Agent, in the form of Exhibit C or any other form approved by the U.S. Administrative Agent.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

“B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, unless the context requires otherwise, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning set out in Section 2.11(h).

“B/A Exposure” means, at any time, the sum of the aggregate outstanding amounts of all outstanding B/As. The B/A Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total B/A Exposure under the Canadian Revolving Credit at such time, and the B/A Exposure of any Term Lender at any time shall be its Applicable Percentage of the total B/A Exposure under the Term Credit at such time.

“Bankers’ Acceptance” and “B/A” mean an instrument denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Canadian Revolving Lender or a Term Lender in accordance with this Agreement, and includes a “depository note” within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

“Base Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by The Bank of Nova Scotia and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada, and (ii) the Federal Funds Effective Rate plus 0.50%.

“Base Rate Borrowing” means a Borrowing comprised of one or more Base Rate Loans.

“Base Rate Loan” means a Canadian Revolving Credit Loan denominated in U.S. Dollars which bears interest at a rate based upon the Base Rate.

“Benefit Plans” means any benefit plan, other than a Pension Plan, in respect of which any Credit Party makes or has made payments in respect of, on behalf of, or for the benefit of its employees.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Borrower” means either of the Canadian Borrowers or the U.S. Borrower, as applicable, and “Borrowers” shall mean, collectively, the Canadian Borrowers and the U.S. Borrower.

“Borrowing” means any availment of any of the Credits, and includes any Loan, the issuance of a Letter of Credit (or any amendment thereto or renewal or extension thereof) and a rollover or conversion of any outstanding Loan.

“Borrowing Request” means, (i) in respect of the Canadian Revolving Credit, a request by the Canadian Borrower for a Borrowing pursuant to Section 2.3 substantially in the form of Exhibit B1; (ii) in respect of the Term Credit, a request by the Canadian Subsidiary Borrower for a Borrowing pursuant to Section 2.3 substantially in the form of Exhibit B2; and (iii) in respect of the U.S. Revolving Credit, a request by the U.S. Borrower for a Borrowing pursuant to Section 2.3 substantially in the form of Exhibit B3.

“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by applicable Law to remain closed, or (ii) in the case of any U.S. Dollar-denominated Borrowing, any other day on which commercial banks in New York, New York are authorized or required by applicable Law to remain closed, or (iii) in the case of any LIBO Rate Loan, any other day on which commercial banks in London, England are authorized or required by applicable Law to remain closed.

“Canadian Administrative Agent” means, (i) in respect of any matter relating to the making of a Loan or the issuance of a Letter of Credit under the Canadian Revolving Credit or the Term Credit (including the receipt and disbursement of payments and payment-related notices under the Canadian Revolving Credit or the Term Credit), The Bank of Nova Scotia, in its capacity as co-Canadian administrative agent in respect of the Canadian Revolving Credit and the Term Credit for the Lenders hereunder, or any successor Canadian Administrative Agent appointed pursuant to Section 8.9; and (ii) in respect of any matter under the Canadian Revolving Credit or the Term Credit other than those matters set out in paragraph (i) above relating to the Canadian Revolving Credit or the Term Credit, JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as co-Canadian administrative agent in respect of the

Canadian Revolving Credit and the Term Credit for the Lenders hereunder, or any successor Canadian Administrative Agent appointed pursuant to Section 8.9.

“Canadian Borrower” means, (i) in respect of the Canadian Revolving Credit, either the Parent Borrower or the Canadian Subsidiary Borrower, as applicable, and (ii) in respect of the Term Credit, the Canadian Subsidiary Borrower, and “Canadian Borrowers” means both the Parent Borrower and the Canadian Subsidiary Borrower.

“Canadian $ Equivalent” means, on any day, the amount of Canadian Dollars that the Canadian Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of U.S. Dollars based on the Bank of Canada noon spot rate on such date.

“Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.

“Canadian Issuing Bank” means The Bank of Nova Scotia, in its capacity as the issuer of Canadian Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.18(i). The Canadian Issuing Bank may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates of the Canadian Issuing Bank, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate.

“Canadian LC Disbursement” means a payment made by a Canadian Issuing Bank pursuant to a Canadian Letter of Credit.

“Canadian LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time, plus (b) the aggregate amount of all Canadian LC Disbursements that have not yet been reimbursed by or on behalf of the Canadian Borrower at such time. The Canadian LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Lender” means a Lender in respect of the Canadian Revolving Credit, the Term Credit, or both.

“Canadian Letter of Credit” means any letter of credit issued in Canadian Dollars or U.S. Dollars under the Canadian Revolving Credit pursuant to this Agreement.

“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.

“Canadian Prime Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” means, on any day, the annual rate of interest (rounded upwards, if not in an increment of 1/16th of 1%, to the next 1/16 of 1%) equal to the greater of (i) the annual rate of interest announced by The Bank of Nova Scotia and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the one-month CDOR Rate in effect on such day, plus (B) 0.75%.

“Canadian Resident Lender” means, in respect of a particular Loan, (i) a Lender which holds such Loan and which is resident in Canada for the purposes of the Income Tax Act (Canada), and (ii) a Lender which is an “authorized foreign bank”, as defined in section 2 of the Bank Act (Canada) and in section 248(1) of the Income Tax Act (Canada), and which holds the Loan as part of its “Canadian banking business”, as defined in subsection 248(1) of the Income Tax Act (Canada).

“Canadian Revolving Credit” means the revolving credit facility (initially Cdn.$200,000,000 (or U.S. $ Equivalent)) established pursuant to the Canadian Revolving Credit Commitments of the Canadian Revolving Credit Lenders.

“Canadian Revolving Credit Commitment” has the meaning set out in Section 2.1(a).

“Canadian Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Canadian Revolving Loans and its Canadian LC Exposure and Canadian Swingline Exposure at such time.

“Canadian Revolving Credit Lender” means any Lender having a Canadian Revolving Credit Commitment hereunder and/or a Canadian Revolving Loan outstanding hereunder.

“Canadian Revolving Loan” has the meaning set out in Section 2.1(a).

“Canadian Subsidiary” means any subsidiary of the Parent Borrower that is incorporated or organized in Canada.

“Canadian Subsidiary Borrower” has the meaning set out in the recitals hereto.

“Canadian Subsidiary Borrower Guarantee” means the guarantee by the Canadian Subsidiary Borrower of the obligations of the Parent Borrower under this Agreement and the other Loan Documents, the form of which is attached hereto as Exhibit F.

“Canadian Swingline Commitment Amount” means Cdn.$25,000,000 or the U.S.$ Equivalent thereof.

“Canadian Swingline Exposure” means, at any time, the aggregate principal amount of all Canadian Swingline Loans outstanding at such time. The Canadian Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian Swingline Exposure at such time.

“Canadian Swingline Lender” means The Bank of Nova Scotia, in its capacity as lender of Canadian Swingline Loans hereunder, and any successor thereto.

“Canadian Swingline Loan” has the meaning set out in Section 2.19.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the

Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the average of the rates for such period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of Equity Securities representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Parent Borrower, (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (i) nominated by the board of directors of the Parent Borrower, nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of the Parent Borrower by any Person or group of Persons acting jointly or otherwise in concert.

“Change in Law” means (i) the adoption of any new Law after the Closing Date, (ii) any change in any existing Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date, or (iii) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“CLO” means any Person (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date” means February 28, 2006.

“Code” means the Internal Revenue Code of 1986 (a federal statute of the United States of America), as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Commitment” means, with respect to each Lender, the commitment(s) of such Lender to make Canadian Revolving Loans, U.S. Revolving Loans and/or Term Loans hereunder as, in the case of the Canadian Revolving Credit Commitments or U.S. Revolving Credit Commitments, such commitment may be reduced from time to time pursuant to Sections 2.6 and/or 2.9, and as such commitments may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 and as such commitments may be increased under the Commitment Increase Right. The initial amount(s) of each Lender’s Commitment(s) is set out in Schedule A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment(s), as applicable. The initial aggregate amount of (i) the Canadian Revolving Credit Commitments is Cdn.$200,000,000 or the U.S. Dollar equivalent thereof; (ii) the U.S. Revolving Credit Commitments is U.S. $100,000,000; and (iii) the Term Credit Commitments is Cdn.$300,000,000.

“Commitment Increase Right” means the right of the Borrowers to request increases in the Commitments in accordance with Section 2.1(d).

“Commitment Letter” means that certain Senior Credit Facilities commitment letter dated as of February 6, 2006 among the Original Borrowers, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, and The Bank of Nova Scotia, as Canadian

Co-Agents, and J.P. Morgan Securities Canada Inc., and The Bank of Nova Scotia, as Co-Lead Arrangers with respect to the Credits.

“Consolidated EBITDA” means Consolidated Net Income for the previous four Fiscal Quarters plus (to the extent deducted in calculating Consolidated Net Income) (i) provisions for federal, state, provincial and local income taxes accrued; (ii) Consolidated Interest Expense; (iii) depreciation and amortization; (iv) extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business; and minus (to the extent added in calculating Consolidated Net Income) (v) extraordinary or non-recurring non-cash gains realized other than in the normal course of business, all in accordance with GAAP on a consolidated basis.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA plus Consolidated Rent Expense, all as calculated for the Parent Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

“Consolidated Fixed Charges” means, with reference to any period, the sum of (i) Consolidated Interest Expense (which includes capitalized interest and the interest component of capitalized leases); plus (ii) Consolidated Rent Expense.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including capitalized interest and the interest component of Capital Lease Obligations) of the Parent Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Rent Expense” means, with reference to any period, all payments under operating leases and synthetic leases of the Parent Borrower and its Subsidiaries to the extent deducted in computing Consolidated Net Income, all calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated Tangible Net Worth” means, for the Parent Borrower and its Subsidiaries, the consolidated stockholders equity of the Parent Borrower, less all goodwill and all items which are defined as intangibles under GAAP.

“Consolidated Total Debt” means, without duplication, all Indebtedness of the Parent Borrower and its Subsidiaries, including current maturities of such obligations, determined on a consolidated basis in accordance with GAAP.

“Contract Period” means the term of a B/A Borrowing selected by the Canadian Borrower in accordance with Section 2.3 (a) (iv) commencing on the date of such B/A Borrowing and expiring on a Business Day which shall be either one month, two months, three months or, if available, as determined by the Canadian Administrative Agent in good faith, six months thereafter (or such other terms as may be requested by the Canadian Borrower and approved unanimously by the Lenders); provided that (i) subject to subparagraph (ii) below, each such period which ends on a day that is not a Business Day shall automatically be extended until the next following Business Day, unless such extension results in the Contract Period expiring in a later month than the month in which it would otherwise expire, in which case such period shall be shortened so that it expires on the Business Day immediately preceding the day on which it would otherwise expire, and (ii) no Contract Period shall extend beyond the Maturity Date.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Cover”, when required by this Agreement for LC Exposure or Bankers’ Acceptances, shall be effected by paying to the applicable Administrative Agent in immediately available funds, to be held by the applicable Administrative Agent in a collateral account maintained by such Administrative Agent at its Payment Office and collaterally assigned as security, an amount equal to, as applicable, the maximum amount of LC Exposure available for drawing at such time, or the face amount of all Bankers’ Acceptances outstanding at such time. Such amount shall be retained by the applicable Administrative Agent in such collateral account until such time as the applicable Letters of Credit and Bankers’ Acceptances shall have expired or matured and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided that if any such Reimbursement Obligations are not satisfied when due hereunder, the applicable Administrative Agent may apply any amounts in such collateral account against such Reimbursement Obligations.

“Credit Party” means the Borrowers and each Guarantor. For greater certainty, “Credit Party” shall not include (i) any Immaterial Subsidiary which has not been designated as a Guarantor pursuant to Section 5.10; (ii) any Advertising Entity; or (iii) any FIN-46 Entity.

“Credits” means, collectively, the Canadian Revolving Credit, the U.S. Revolving Credit and the Term Credit, and “Credit” means any one of the Credits.

“Currency Due” has the meaning specified in Section 2.17.

“DBRS” shall mean Dominion Bond Rating Service Limited, or its successor.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule B.

“Discount Proceeds” means, for any B/A (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable date of Borrowing by multiplying:

(i)	the face amount of the B/A (or, as applicable, the undiscounted amount of the B/A Equivalent Loan); by

(ii)	the quotient of one divided by the sum of one plus the product of:

(A)	the Discount Rate (expressed as a decimal) applicable to such B/A (or as applicable, such B/A Equivalent Loan), multiplied by

(B)	a fraction, the numerator of which is the Contract Period of the B/A (or, as applicable, the B/A Equivalent Loan) and the denominator of which is 365,

with such quotient being rounded up or down to the nearest fifth decimal place, and with .000005 being rounded up.

“Discount Rate” means, with respect to either a B/A for a particular Contract Period being purchased by a Canadian Lender on any day or a B/A Equivalent Loan being made by a Lender on any day, (i) for any Canadian Lender which is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate on such day for such Contract Period; and (ii) for any other Lender, the lesser of (a) the CDOR Rate on such day for such Contract Period, plus 0.10%, and (b) the percentage discount rate (which will be expressed in terms of the CDOR Rate or a spread over the CDOR Rate) quoted by such Canadian Lender as the percentage discount rate at which such Canadian Lender would, in accordance with its normal practices, at or about 10:00 a.m. on such date, be prepared to purchase bankers’ acceptances or make B/A Equivalent Loans having a face amount and term comparable to the face amount and term of such B/A or B/A Equivalent Loan.

“Effective Date” means February 28, 2006.

“Environmental Laws” means all federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the Closing Date or issued after the Closing Date, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 (a federal statute of the United States of America), as amended from time to time.

“Event of Default” has the meaning set out in Section 7.1.

“Excluded Taxes” means, with respect to any Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its taxable income or net income, or capital taxes (including the large corporations tax imposed under Part I.3 of the Income Tax Act) imposed on (or measured by) its taxable capital, and any substantially similar taxes imposed by Canada, the United States or by any other jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States of America or any similar taxes imposed by any other jurisdiction in which any Borrower is located; (c) any taxes for which no payment is required from the applicable Borrower pursuant to Section 9.4(f); and (d) any income or withholding taxes imposed on a Lender for its failure or inability (other than as a result of a Change of Law) to comply with Section 2.15(e), and (e) any income or withholding taxes imposed on payments to, or for the benefit of, any Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.20) on the date such Lender becomes a party hereto (or designates a new lending office); provided, however, that clauses (d) and (e) shall not apply to (i) Taxes imposed on payments to a Lender for a portion of a Loan that such Lender acquired by assignment to the extent that, immediately prior to the assignment, the party that assigned such portion of the Loan was entitled to additional payments under Section 2.15(a) for such Taxes (or indemnity under Section 2.15(c) for such Taxes); (ii) Taxes imposed on payments to a Lender for any portion of a Loan that such Lender acquired by assignment after or during a continuation of a Default; or (iii) Taxes imposed on a Lender that designates a new lending office to the extent that, immediately prior to such designation, such Lender was entitled to additional payments under Section 2.15(a) with respect to such withholding Taxes (or indemnity under Section 2.15(c) for such income Taxes).

“Facility Fees” means the facility fees payable by the Canadian Borrowers or the U.S. Borrower pursuant to Section 2.10.

“Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States of America arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Board of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the U.S. Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the letters dated on or about the date of the Commitment Letter among the Lead Arrangers, the Administrative Agents and the Original Borrowers relating to the payment of certain fees.

“FIN-46 Entity” means any franchisee of any Borrower, any franchisee of any Subsidiary, and any other Person, in each case if such franchisee or other Person is required to be consolidated by the Parent Borrower in accordance with FIN-46 accounting principles under GAAP, but would not otherwise be consolidated by the Parent Borrower in accordance with GAAP.

“Fiscal Quarter” means any fiscal quarter of the Parent Borrower, and “Fiscal Year” means any fiscal year of the Parent Borrower. The Fiscal Year of the Parent Borrower ends on the Sunday which is closest to December 31 in each year. The first Fiscal Quarter of the Parent Borrower ends on the date which is 13 weeks after the end of the most recently completed Fiscal Year; the second Fiscal Quarter of the Parent Borrower ends on the date which is 13 weeks after the end of the most recently completed first Fiscal Quarter; and the third Fiscal Quarter of the Parent Borrower ends on the date which is 13 weeks after the end of the most recently completed second Fiscal Quarter.

“Foreign Canadian Lender” means any Canadian Lender that is not a Canadian Resident Lender.

“Former Parent” has the meaning set forth in the recitals hereto.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the Government of Canada, the United States of America, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, and “Guarantees” shall mean each Guarantee provided by a Guarantor under this Agreement.

“Guarantor” means (a) each of the entities listed on Schedule D; (b) each future Material Subsidiary of the Borrowers required to provide a guarantee pursuant to Section 5.10; and (c) at any given time, each Immaterial Subsidiary of the Borrowers designated at such time by a Borrower to provide a Guarantee pursuant to Section 5.10, unless the Borrowers shall have revoked the designation of such Person as a Guarantor in accordance with Section 5.10.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Immaterial Subsidiary” means any Subsidiary of the Parent Borrower which represents less than 5% of the consolidated gross revenues of the Parent Borrower, and which, together with all other Immaterial Subsidiaries, represents less than 10% of the consolidated gross revenues of the Parent Borrower, and which has not been designated as a Guarantor by the Borrowers pursuant to Section 5.10, or has been de-designated as a Guarantor in accordance with Section 5.10.

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Indebtedness” means, with respect to any Person, without duplication: (a) its liabilities for borrowed money, including bankers’ acceptances, and its redemption obligations in respect of mandatorily redeemable preferred stock; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) the net marked-to-market liability of such Persons under Swap Agreements, other than the Swap Agreements listed in Schedule E; and (g) any Receivables Facility Attributed Indebtedness, and (h) any Guarantee by such Person with respect to liabilities of another Person of a type described in any of clauses (a) through (f) hereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.3(b).

“Interest Payment Date” means, (a) in the case of any Loan other than a LIBO Rate Loan, each Quarterly Date in each calendar year, and (b) in the case of a LIBO Rate Loan, the last day of each Interest Period relating to such LIBO Rate Loan, provided that if an Interest Period for any LIBO Rate Loan is of a duration exceeding three months, then “Interest Payment Date” shall also include each date which occurs at each three-month interval after the first day of such Interest Period.

“Intercreditor Agreement” means the intercreditor agreement dated as of February 28, 2006 among the Administrative Agents and the Lenders from time to time parties thereto, as the same may from time to time be amended, restated, modified or supplemented.

“Interest Period” means, with respect to a LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month, two months, three months or, subject to availability, six months thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period for a Borrowing under any Credit shall extend beyond any date that any principal payment or prepayment is scheduled to be due under such Credit unless the aggregate principal amount of (A) Canadian Prime Borrowings, ABR Borrowings and Base Rate Borrowings under such Credit, and (B) B/A Borrowings and LIBO Rate Borrowings under such Credit which have Interest Periods or Contract Periods which will expire on or before such date, less the aggregate amount of any other principal payments or prepayments due under such Credit during such Interest Period, is equal to or in excess of the amount of such principal payment or prepayment, and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving, travel, tax equalization for expatriate employees, and other similar type expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than a Credit Party in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

“Issuing Bank” shall mean either the Canadian Issuing Bank or the U.S. Issuing Bank, as applicable, and “Issuing Banks” means both of them.

“Judgment Currency” has the meaning specified in Section 2.17.

“Laws” means all federal, provincial, state, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.

“LC Commitment Amount” means, in respect of the Canadian Revolving Credit, up to Cdn.$25,000,000 or the U.S. $ Equivalent thereof, and, in respect of the U.S. Revolving Credit, up to U.S.$10,000,000.

“LC Disbursement” means either a Canadian LC Disbursement or a U.S. LC Disbursement, or both, as applicable.

“LC Exposure” means either Canadian LC Exposure or U.S. LC Exposure, or both, as applicable.

“Lead Arrangers” means J.P. Morgan Securities Canada Inc. and The Bank of Nova Scotia, in their capacity as Co-Lead Arrangers and Joint Bookrunners hereunder.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed as lenders on Schedule A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks.

“Letter of Credit” or “LC” means either a Canadian Letter of Credit or a U.S. Letter of Credit, or both, as applicable.

“LIBO Rate Borrowing” means a Borrowing comprised of one or more LIBO Rate Loans.

“LIBO Rate Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the LIBO Rate.

“LIBO Rate” means, for any Interest Period, the rate for U.S. Dollar borrowings appearing on page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the applicable Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which U.S. Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the applicable Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such assets, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement (other than customary netting arrangements pursuant to any Swap Agreement), and (e) any other arrangement having the effect of providing security.

“Loan” means any loan made by the Lenders to a Borrower pursuant to this Agreement, and includes any B/A accepted (and any B/A Equivalent Loan purchased) by any Lender hereunder.

“Loan Documents” means this Agreement, the Parent Guarantee, the Canadian Subsidiary Borrower Guarantee, the U.S. Borrower Guarantee, the Subsidiary Guarantees, the Borrowing Requests and the Fee Letters, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party (as applicable) hereunder or thereunder) entered into in connection with this Agreement on the Closing Date or thereafter, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and any successor to all or a portion thereof.

“Material Adverse Change” means any event, development or circumstance that has had or could have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition, financial or otherwise, of the (i) Parent Borrower and its Subsidiaries taken as a whole or (ii)

the Canadian Subsidiary Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agents and the Lenders thereunder (other than any termination thereof in accordance with its terms).

“Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more Credit Parties in an aggregate principal amount exceeding Cdn.$25,000,000 or the equivalent thereof in any other currency.

“Material Subsidiary” means (a) a Subsidiary which is not an Immaterial Subsidiary, and (b) any Subsidiary not included in paragraph (a) of this definition which the Borrowers designate, by written notice to the Administrative Agents, to be a Material Subsidiary. The Borrowers may revoke any Material Subsidiary designation made by the Borrowers pursuant to paragraph (b) of this definition, by written notice to the Administrative Agents, provided that no Default or Event of Default (i) has occurred and is continuing at the time of such revocation of such designation, other than a Default or Event of Default that would cease to exist as a result of such revocation, or (ii) would result from such revocation of such designation.

“Maturity Date” means February 28, 2011 (or, if such date is not a Business Day, the next Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Parent Borrower or any member of the Controlled Group is obligated to make contributions.

“Operating Property” means any retail restaurant, warehouse, distribution center, office, land or other facility or real property owned or used by any Borrower or any Subsidiary; provided that any parcel of land (including all facilities and improvements thereon) which is owned by any Borrower or any Subsidiary and no part of which is used by any Borrower or any Subsidiary and no part of which is under construction or development for use by any Borrower or any Subsidiary shall not constitute Operating Property until such time as any such use, construction or development begins.

“Original Credit Agreement” has the meaning set forth in the recitals hereto.

“Original Borrowers” has the meaning set forth in the recitals hereto.

“Overdraft Availability” has the meaning set out in Section 2.19(d).

“Parent Borrower” means Tim Hortons Inc., a corporation incorporated under the federal laws of Canada.

“Parent Guarantee” means the guarantee by the Parent Borrower of the obligations of the Canadian Subsidiary Borrower and the U.S. Borrower under this Agreement and the other Loan Documents, the form of which is attached hereto as Exhibit E.

“Participant” has the meaning set out in Section 9.4.

“Payment Office” means the applicable Administrative Agent’s office located at the address and to the attention of the individual set out on Schedule A hereto (or such other office or individual as such Administrative Agent may hereafter designate in writing to the other parties hereto).

“Pension Plan” means any pension plan in respect of which any Credit Party makes or has made contributions in respect of its employees.

“Permitted Acquisition” has the meaning set forth in Section 6.4(i).

“Permitted Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, the Government of Canada or any province or territory thereof, and treasury futures issued by the United States of America, the Government of Canada or any agency or instrumentality thereof, (ii) commercial paper rated A-1 or better by S&P, or P-1 or better by Moody’s, or R-1 low or better by DBRS, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of U.S.$100,000,000 (or the equivalent thereof in any other currency), (v) bankers acceptances, (vi) variable rate demand notes, (vii) repurchase agreements entered into with any bank meeting the qualifications specified in clause (iv) above which are secured by securities of the type described in clause (i) above, (viii) short-term municipal put option bonds, and (ix) money-market funds, provided that substantially all of the assets of such funds are comprised of securities otherwise described in this definition; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Permitted Liens” means Liens permitted under Section 6.2.

“Permitted Receivables Financing” means any financing by any Credit Party of Receivables in any transaction or series of transactions that may be entered into by any Credit Party pursuant to which the applicable Credit Party sells, conveys or otherwise transfers to another Person (other than a Credit Party), any Receivables (whether now existing or hereafter acquired) or interests therein of the applicable Credit Party and any Related Property, provided that (i) the board of directors of the Parent Borrower shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Credit Parties, (ii) all sales of Receivables and Related Property to the Receivables purchaser are made at fair market value (as determined in good faith by the board of directors of the Parent Borrower); and (iii) such Permitted Receivables Financing does not provide for recourse by the purchaser or any other party against any Credit Party, other than customary indemnification obligations arising as a result of any misrepresentation relating to eligibility of Receivables sold, conveyed or otherwise transferred under such Permitted Receivables Financing.

“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, unincorporated organization, partnership, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time.

“Proposed Reorganization” means the transaction for which the stockholders of the Former Parent have approved a merger transaction that will result in such stockholders owning common shares of the Parent Borrower rather than common stock of the Former Parent. Upon completion of the merger, the Parent Borrower and its Subsidiaries will continue to conduct substantially the same business that the Former Parent and its Subsidiaries conducted. In addition to the merger transaction, the reorganization will also consist of additional intercompany actions and transactions taken immediately following the merger related to the Parent Borrower’s corporate structure that will involve both the creation and liquidation of certain Subsidiaries.

“Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price, provided that such Lien (i) secures an amount not exceeding the lesser of the purchase price of such personal property and the fair market value of such personal property at the time such Lien is taken or reserved, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.

“Quarterly Date” means the first Business Day of each of the months of January, April, July and October.

“Rated Debt” means the senior, unsecured, non-credit enhanced, long term debt of the Parent Borrower which is rated by Moody’s, S&P and/or DBRS.

“Receivable” means the indebtedness and payment obligations of any Person to any Credit Party or acquired by any Credit Party (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security) arising from a sale of merchandise or the provision of services by such Credit Party or the Person from which such indebtedness and payment obligation were acquired by such Credit Party, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.

“Receivable Facility Attributed Indebtedness” means the amount of obligations outstanding under any Permitted Receivables Financing on any date of determination that would be characterized as principal if such Permitted Receivables Financing were structured as a secured lending transaction rather than as a purchase, excluding any obligations outstanding that arise in connection with transfers of loan obligations owing to the Parent Borrower and its Subsidiaries by franchisees and other related assets that are treated as true sales of financial assets under FASB Statement No. 140, as in effect from time to time.

“Registers” has the meaning set out in Section 9.4(c).

“Reimbursement Obligations” means, at any date, the obligations of any Borrower then outstanding in respect of the Letters of Credit, to reimburse the applicable Administrative Agent for the account of the applicable Issuing Bank for the amount paid by such Issuing Bank in respect of any drawings under the Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Property” shall mean, with respect to each Receivable, (a) all of the interest of the applicable Credit Party in the goods, if any, sold and delivered to an account debtor relating to the sale which gave rise to such Receivable, (b) all other security interests or Liens, and the interest of the applicable Credit Party in the property subject thereto, from time to time purporting to secure payment of such Receivable, together with all financing statements describing any collateral securing such Receivable, (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, in the case of clauses (b) and (c), whether pursuant to the contract related to such Receivable or otherwise or pursuant to any obligations evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security and the proceeds thereof, and (d) all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Materials which is or may be in breach of any Environmental Laws.

“Required Lenders” means, at any time, Lenders having aggregate Revolving Credit Exposures, Term Credit Exposures and unused Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures, Term Credit Exposures and unused Commitments at such time.

“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Restatement Effective Date” means the date on which the conditions precedent specified in Section 4.1 to the effectiveness of this Agreement have been satisfied or waived by the Administrative Agents.

“Restatement Required Lenders” has the meaning ascribed thereto in the Amendment and Restatement Agreement.

“Restricted Payment” shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, or (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any Equity Securities of any other Credit Party, Immaterial Subsidiary, Advertising Entity or FIN-46 Entity, or any warrants, options or rights to acquire any such Equity Securities, or the making by such Person of any other distribution in respect of any of such Equity Securities, or (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of any Credit Party, ranking in right of payment subordinate to any liability of such Credit Party under the Loan Documents; provided, however, that notwithstanding anything set forth above to the contrary, any payment (including repayments and reimbursements) made by, to be made by, or which is contemplated or required to be made by any Borrower or any Subsidiary to Wendy’s or any Affiliate of Wendy’s under any of the following agreements (executed copies of which have been provided to the Lenders prior to the date hereof and were, in each case, executed by the parties thereto in connection with that certain initial public offering of Equity Securities by the Former Borrower on March 29, 2006) shall not be considered “Restricted Payments”: Tax Sharing Agreement by and between Wendy’s and the Former Parent, Registration Rights Agreement by and between Wendy’s and the Former Parent, Master Separation Agreement by and between Wendy’s and the Former Parent, and Shared Services Agreement by and between Wendy’s and the Former Parent (in each case as such agreement may be assigned by the Former Parent to the Parent Borrower or any of its Subsidiaries in connection with the Proposed Reorganization, collectively referred to hereinafter as the “Separation Agreements”).

“Revolving Credit” means either the Canadian Revolving Credit or the U.S. Revolving Credit, as applicable, and “Revolving Credits” means both of them.

“Revolving Credit Commitment” means either a Canadian Revolving Credit Commitment or a U.S. Revolving Credit Commitment, as applicable, and “Revolving Credit Commitments” means both of them.

“Revolving Credit Exposure” means either Canadian Revolving Credit Exposure or U.S. Revolving Credit Exposure, as applicable, and “Revolving Credit Exposures” means both of them.

“Revolving Credit Lender” means either a Canadian Revolving Credit Lender or a U.S. Revolving Credit Lender, as applicable, and “Revolving Credit Lenders” means both of them.

“Revolving Loan” means either a Canadian Revolving Loan or a U.S. Revolving Loan, as applicable, and “Revolving Loans” means both of them.

“Rolling Period” means, commencing with the Fiscal Quarter ending January 1, 2006, each Fiscal Quarter taken together with the three immediately preceding Fiscal Quarters.

“Sale/Leaseback Transaction” means any arrangement with any Person (other than a Credit Party) providing for the leasing by a Credit Party of property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such property by the lessee will be discontinued), which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Single Employer Plan” means a U.S. Pension Plan maintained by the Parent Borrower or any member of the Controlled Group for employees of the Parent Borrower or any member of the Controlled Group.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent Borrower, the Canadian Subsidiary Borrower or the U.S. Borrower, as applicable; provided that no Advertising Entity and no FIN-46 Entity shall be a Subsidiary.

“Subsidiary Guarantees” means the amended and restated guarantees by (a) the U.S. Subsidiaries in support of the obligations of the U.S. Borrower and the Canadian Borrowers under this Agreement and the other Loan Documents, the form of which is attached as Exhibit H hereto, and (b) the Canadian Subsidiaries in support of the obligations of the Canadian Borrowers under this Agreement and the other Loan Documents, the form of which is attached as Exhibit I hereto. For the purposes of Section 9.2(b)(vii), each of the Canadian Subsidiary Borrower Guarantee and the U.S. Borrower Guarantee shall be deemed to be a “Subsidiary Guarantee”.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

“Swingline Exposure” means either the Canadian Swingline Exposure or the U.S. Swingline Exposure, as applicable, and “Swingline Exposures” means both.

“Swingline Commitment Amount” means either the Canadian Swingline Commitment Amount or the U.S. Swingline Commitment Amount, as applicable, and “Swingline Commitment Amounts” means both.

“Swingline Lender” means either the Canadian Swingline Lender or the U.S. Swingline Lender, as applicable.

“Swingline Loan” means either a Canadian Swingline Loan or a U.S. Swingline Loan, as applicable.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Term Credit” means the Cdn.$300,000,000 term credit established pursuant to the Term Credit Commitments of the Term Credit Lenders.

“Term Credit Commitment” has the meaning set out in Section 2.1(c).

“Term Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of the Term Loans advanced by such Lender.

“Term Credit Lender” means any Lender having a Term Credit Commitment hereunder and/or a Term Loan outstanding hereunder.

“Term Loan” has the meaning set out in Section 2.1(c).

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate, the Base Rate, the Alternate Base Rate, the LIBO Rate, or the CDOR Rate or whether such Borrowing takes the form of an LC.

“U.S. Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent in respect of the U.S. Revolving Credit for the Lenders hereunder, or any successor U.S. Administrative Agent appointed pursuant to Section 8.9.

“U.S. Borrower” means Tim Hortons USA Inc., a Delaware corporation.

“U.S. Borrower Guarantee” means the guarantee by the U.S. Borrower of the obligations of each of the Parent Borrower and the Canadian Subsidiary Borrower under this Agreement and the other Loan Documents, the form of which is attached hereto as
Exhibit G.

“U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.

“U.S.$ Equivalent” means, on any day, the amount of U.S. Dollars that the U.S. Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such day.

“U.S. Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of U.S. Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.18(i). The U.S. Issuing Bank may, in its discretion, arrange for one or more U.S. Letters of Credit to be issued by Affiliates of the U.S. Issuing Bank, in which case the term “U.S. Issuing Bank” shall include any such Affiliate with respect to U.S. Letters of Credit issued by such Affiliate.

“U.S. LC Disbursement” means a payment made by a U.S. Issuing Bank pursuant to a U.S. Letter of Credit.

“U.S. LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time, plus (b) the aggregate amount of all U.S. LC Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrower at such time. The U.S. LC Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.

“U.S. Lender” means a Lender in respect of the U.S. Revolving Credit.

“U.S. Letter of Credit” means any letter of credit issued in U.S. Dollars under the U.S. Revolving Credit pursuant to this Agreement.

“U.S. Pension Plan” means an employee pension benefit plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Parent Borrower or any member of the Controlled Group may have any liability.

“U.S. Prime Rate” means, on any day, the annual rate of interest announced by the U.S. Administrative Agent and in effect as its prime rate at its principal office in New York City on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in the United States of America.

“U.S. Revolving Credit” means the revolving credit facility (initially U.S.$100,000,000) established pursuant to the U.S. Revolving Credit Commitments of the U.S. Revolving Credit Lenders.

“U.S. Revolving Credit Commitment” has the meaning set out in Section 2.1(b).

“U.S. Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s U.S. Revolving Loans and its U.S. LC Exposure and U.S. Swingline Exposure at such time.

“U.S. Revolving Credit Lender” means any Lender having a U.S. Revolving Credit Commitment hereunder and/or a U.S. Revolving Loan outstanding hereunder.

“U.S. Revolving Loan” has the meaning set out in Section 2.1(b).

“U.S. Subsidiary” means a subsidiary of the Parent Borrower that is incorporated or organized in the United States of America.

“U.S. Swingline Commitment Amount” means U.S. $10,000,000.

“U.S. Swingline Exposure” means, at any time, the aggregate principal amount of all U.S. Swingline Loans outstanding at such time. The U.S. Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of U.S. Swingline Loans hereunder, and any successors thereto.

“U.S. Swingline Loan” has the meaning set out in Section 2.19.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Single Employer Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Single Employer Plans using the actuarial assumptions used for ongoing Single Employer Plan funding purposes.

“Wendy’s” shall mean Wendy’s International, Inc., an Ohio corporation.

“Wendy’s Note” shall mean the demand promissory note in the principal amount (as of the Closing Date) of U.S. $960,000,000 evidencing indebtedness owing by the Former Parent to Wendy’s, which note was repaid in full on April 26, 2006.

“wholly-owned subsidiary” of a Person means any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “U.S. Revolving Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by class and Type (e.g., a “U.S. LIBO Revolving Loan”). Borrowings also may be classified and referred to by class (e.g., a “U.S. Revolving Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by class and Type (e.g., a “U.S. LIBO Rate Revolving Borrowing”).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to an action, document or other matter or thing being “satisfactory to the Lenders”, “to the Lenders’ satisfaction” or similar phrases, shall mean that such action, document, matter or thing must be satisfactory to Lenders constituting the Required Lenders, unless it is described in clauses (i) to and including (vii) of Section 9.2(b) hereof, in which case it must be satisfactory to each Lender whose consent is required under the applicable clause.

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Borrower notifies the U.S. Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the U.S. Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the purposes of calculating Consolidated Total Debt and Consolidated Tangible Net Worth, and notwithstanding any provision of GAAP to the contrary, the assets, liabilities, revenues and expenses of the Advertising Entities and the FIN 46 Entities shall be disregarded provided that any Indebtedness of the Advertising Entities or the FIN 46 Entities is non-recourse to the Borrowers and their Subsidiaries.

1.5 Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.

1.6 Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.7 Limitation Regarding Subsidiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require a Borrower or any Subsidiary to cause any Person who is not a Subsidiary of such Person to do anything or to refrain from doing anything hereunder.

ARTICLE 2

THE CREDITS

2.1 Commitments.

(a) Subject to the terms and conditions set forth herein, each Canadian Revolving Credit Lender commits to make Loans denominated in Canadian Dollars or U.S. Dollars (each such Loan made under this Section 2.1(a), a “Canadian Revolving Loan”) to the Canadian Borrowers from time to time during the period commencing on the Effective Date and ending on the Maturity Date (each such commitment, as it may be reduced from time to time pursuant to Sections 2.6 and/or 2.9, and as it may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4, and as such commitments may be increased under the Commitment Increase Right, a “Canadian Revolving Credit Commitment”) in an aggregate principal amount equal to the amount set forth beside such Lender’s name in Schedule A under the heading “Canadian Revolving Credit Commitments”, or as it may appear in the applicable Assignment and Assumption, provided that any Canadian Revolving Loans made by any Lender as requested by the Canadian Borrower will not result in (i) such Canadian Revolving Credit Lender’s Canadian Revolving Credit Exposure exceeding such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, or (ii) the sum of the total Canadian Revolving Credit Exposures exceeding the total Canadian Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, repay and reborrow Canadian Revolving Loans in the manner provided in Section 2.2(b)(i) by giving notice in the manner required by Section 2.3. All Canadian Revolving Loans outstanding under the Original Credit Agreement as of the Restatement Effective Date shall be deemed to be Canadian Revolving Loans owed by the Canadian Subsidiary Borrower and allocated among the Canadian Revolving Credit Lenders in accordance with their Applicable Percentages as of the Restatement Effective Date.

(b) Subject to the terms and conditions set forth herein, each U.S. Revolving Credit Lender commits to make Loans denominated in U.S. Dollars (each such Loan made under this Section 2.1(b), a “U.S. Revolving Loan”) to the U.S. Borrower from time to time during the period commencing on the Effective Date and ending on the Maturity Date (each such commitment, as it may be reduced from time to time pursuant to Sections 2.6 and/or 2.9, and as it may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4, and as such commitments may be increased under the Commitment Increase Right, a “U.S. Revolving Credit Commitment”) in an aggregate principal amount equal to the amount set forth beside such Lender’s name in Schedule A under the heading “U.S. Revolving Credit Commitments”, or as it may appear in the applicable Assignment and Assumption, provided that any U.S. Revolving Loans made by any Lender as requested by the U.S. Borrower will not result in (i) such U.S. Revolving Credit Lender’s U.S. Revolving Credit Exposure exceeding such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, or (ii) the sum of the total U.S. Revolving Credit Exposures exceeding the total U.S. Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, repay and reborrow U.S. Revolving Loans in the manner provided in Section 2.2(b)(ii) by giving notice in the manner required by Section 2.3. All U.S. Revolving Loans outstanding under the Original Credit Agreement as of the Restatement Effective Date shall be deemed to be U.S. Revolving Loans owed by the U.S. Borrower and allocated among the U.S. Revolving Credit Lenders in accordance with their Applicable Percentages as of the Restatement Effective Date.

(c) Subject to the terms and conditions set forth herein, each Term Credit Lender commits to make Loans denominated in Canadian Dollars (each such Loan made under this Section 2.1(c), a “Term Loan”) to the Canadian Borrower in one drawdown to be made on the Effective Date (each such commitment, a “Term Credit Commitment”) in an aggregate principal amount equal to the amount set forth beside such Lender’s name in Schedule A under the heading “Term Credit Commitment” or as it may appear in the applicable Assignment and Assumption. The Term Credit Commitments are not revolving credit commitments, and any amount repaid on account of the Term Loans may not be reborrowed. The Canadian Borrower may borrow the Term Loans in the manner provided in Section 2.2.(b)(iii) by giving notice in the manner required by Section 2.3. All Term Loans outstanding under the Original Credit Agreement as of the Restatement Effective Date shall be deemed to be Terms Loans owed by the Canadian Subsidiary Borrower and allocated among the Term Credit Lenders in accordance with their Applicable Percentages as of the Restatement Effective Date.

(d) Subject to the terms and conditions hereof, at any time after the Effective Date, provided that no Event of Default has occurred and is continuing and that the Parent Borrower is in compliance with the financial covenants in Section 5.11 both before and immediately after giving effect to the requested Commitment increase, the Borrowers shall have the right (the “Commitment Increase Right”) to request that the Lenders or any other Persons increase the Canadian Revolving Credit Commitments by an aggregate of up to Cdn. $100,000,000 (subject to a minimum increase of Cdn.$10,000,000) and increase the U.S. Revolving Credit Commitments by an aggregate of up to U.S. $50,000,000 (subject to a minimum increase of U.S.$10,000,000). Each Lender shall have the option to provide its Applicable Percentage of any increase made under this Section 2.1(d). Any Lender which does not advise the applicable Borrower and the applicable Administrative Agent, within 15 days of the applicable Commitment increase request, that such Lender will provide its Applicable Percentage of such Commitment increase request will be deemed to have declined to provide its Applicable Percentage of such Commitment increase request.

(e) Notwithstanding anything to the contrary in this Agreement, (i) in exercising the Commitment Increase Right, the Borrowers shall not require the consent of any Lender other than any Lender providing all or part of the requested Commitment increase, and (ii) no Lender shall have any obligation to participate in any requested Commitment increase unless it agrees to do so in its sole discretion.

(f) Any such Commitment increase shall be documented pursuant to an amendment agreement satisfactory to the Administrative Agents and executed by the Borrowers, the Persons providing the requested Commitment increase and the Administrative Agents.

2.2 Loans and Borrowings.

(a) Each Canadian Revolving Loan shall be made as part of a Borrowing consisting of Canadian Revolving Loans made by the Canadian Revolving Credit Lenders ratably in accordance with their respective Canadian Revolving Credit Commitments. Each U.S. Revolving Loan shall be made as part of a Borrowing consisting of U.S. Revolving Loans made by the U.S. Revolving Credit Lenders ratably in accordance with their respective U.S. Revolving Credit Commitments. The Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Credit Lenders ratably in accordance with their respective Term Credit Commitments. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.19. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.16:

i)

each Canadian Revolving Borrowing shall be comprised entirely of Canadian Prime Loans, Bankers’ Acceptances, B/A Equivalent Loans, Base Rate Loans or LIBO Rate Loans as the Canadian Borrower may request in accordance herewith. Each Lender may at its option make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that a Lender may only exercise such option if it shall not result in any increased costs or withholding tax obligations for the Canadian Borrower or affect the obligation of the Canadian Borrower to repay such Loan in accordance with the terms of this Agreement;

ii)	each U.S. Revolving Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the U.S. Borrower may request in accordance herewith. Each Lender may at its option make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not result in any increased costs for the U.S. Borrower or affect the obligation of the U.S. Borrower to repay such Loan in accordance with the terms of this Agreement; and

iii)	the Term Loan Borrowing shall be available to the Canadian Borrower in a single advance on the Closing Date to be comprised entirely of Canadian Prime Loans, Bankers’ Acceptances, or B/A Equivalent Loans as the Canadian Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any LIBO Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 in the currency of the Borrowing, and not less than $5,000,000 in the currency of the Borrowing. At the time that each Canadian Prime Revolving Borrowing or Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 in the currency of the Borrowing and not less than $5,000,000 in the currency of the Borrowing; provided that a Canadian Prime Revolving Borrowing or a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total applicable Commitments or that is required to finance the reimbursement of an LC Disbursement. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 in the currency of the Borrowing and not less than $5,000,000 in the currency of the Borrowing. Borrowings of more than one Type and class may be outstanding at the same time.

2.3 Requests for Borrowings.

(a) To request a Borrowing, the applicable Borrower shall notify the applicable Administrative Agent of such request by written Borrowing Request (A) in the case of a LIBO Rate Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing, (B) in the case of a B/A Borrowing, not later than 11:00 a.m. two Business Days before the date of the proposed Borrowing, or (C) in the case of a Canadian Prime Borrowing, a Base Rate Borrowing or an ABR Borrowing, not later than 11:00 a.m., one Business Day before the date of the proposed Borrowing; provided that any such notice of a Canadian Prime Borrowing, a Base Rate Borrowing or an ABR Borrowing to finance the reimbursement of an LC Disbursement may be given not later than 10:00 a.m. on the date of the proposed Borrowing. Each such borrowing request shall be irrevocable. The applicable Administrative Agent and each Lender are entitled to rely and act upon any borrowing request or written Borrowing Request given or purportedly given by the applicable Borrower, and each Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the applicable Administrative Agent or any Lender has advanced funds, accepted a B/A or made a B/A Equivalent Loan based on such borrowing request or written Borrowing Request. Each such written Borrowing Request shall specify the following information:

(i)	the aggregate amount and currency of each requested Borrowing, and whether such Borrowing will consist of Canadian Revolving Loans, U.S. Revolving Loans, Term Loans, Canadian Swingline Loans or U.S. Swingline Loans;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a Canadian Prime Borrowing, a B/A Borrowing, a Base Rate Borrowing, a LIBO Rate Borrowing, an ABR Borrowing or a Letter of Credit;

(iv)	in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of a B/A Borrowing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”; and

(v)	the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply herewith.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be: (i) in respect of a Canadian Revolving Loan, a Canadian Prime Borrowing (if denominated in Canadian Dollars) or a Base Rate Borrowing (if denominated in U. S. Dollars); (ii) in respect of a U.S. Revolving Loan, an ABR Borrowing; and (iii) in respect of a Term Loan, a Canadian Prime Rate Borrowing. If no currency is specified, the Borrowing shall be denominated in Canadian Dollars if the requested Borrowing is a Canadian Revolving Loan or a Term Loan or in U.S. Dollars if the requested Borrowing is a U.S. Revolving Loan. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Contract Period is specified with respect to any requested B/A Borrowing, then the applicable Borrower shall be deemed to have selected a Contract Period of 30 days’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the applicable Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the applicable Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of (i) a LIBO Rate Borrowing, may elect a new Interest Period therefor, or (ii) a B/A Borrowing, may elect a new Contract Period therefor, all as provided in this Section 2.3(c). The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.3(c) shall not apply to Swingline Borrowings, which may not be converted or continued. To make an election pursuant to this Section 2.3(c), a Borrower shall notify the applicable Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.3(a) if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable. In addition to the information specified in Section 2.3(b), each written Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing. For greater certainty, if a Borrowing is being converted from a Borrowing in one currency to a Borrowing in another currency, the conversion will be effected by way of repayment of the original Borrowing and re-advance of the new Borrowing, and not merely by way of book entry.

(d) In the absence of a timely and proper election with regard to (i) LIBO Rate Borrowings, the applicable Borrower shall be deemed to have elected to convert such LIBO Rate Borrowings to Base Rate Borrowings if such LIBO Rate Borrowings were made under the Canadian Revolving Credit or to ABR Rate Borrowings if such LIBO Rate Borrowings were made under the U.S. Revolving Credit, in each case on the last day of the Interest Period of the relevant LIBO Rate Borrowings, and (ii) B/A Borrowings, the applicable Borrower shall be deemed to have elected to convert such B/A Borrowings to Canadian Prime Borrowings on the last day of the Contract Period of the relevant B/A Borrowings.

2.4 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, to the account of the applicable Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.19. The applicable Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with such Administrative Agent and designated by such Borrower in the applicable Borrowing Request, or to such other account with another financial institution as may be designated by such Borrower in the applicable Borrowing Request (which Borrowing Request may, for greater certainty, refer to standing instructions provided in writing by the Borrowers to the Administrative Agents from time to time); provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.18 shall be remitted by the applicable Administrative Agent to the applicable Issuing Bank.

(b) Unless the applicable Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Administrative Agent, then such Administrative Agent shall seek repayment of such corresponding amount from the applicable Lender with interest thereon for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment by such Lender to such Administrative Agent, at the rate of interest customary for interbank compensation in such currency. If such Lender pays such amount to the applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Administrative Agent makes such Lender’s share of such Borrowing available to the applicable Borrower, and if such Lender’s share of such Borrowing is not made available to the applicable Administrative Agent by such Lender within one (1) Business Day after such date, the applicable Administrative Agent shall also be entitled to recover such amount with interest thereon as set forth in this Section 2.4(b) from the applicable Borrower.

2.5 Interest and Acceptance Fees.

(a) The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate from time to time in effect. The Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Base Rate from time to time in effect. The Loans comprising each LIBO Rate Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the LIBO Rate for the Interest Period in effect for such LIBO Rate Borrowing plus the Applicable Margin. The

Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate from time to time in effect; provided that, to the extent that clause (ii) of the definition of Alternate Base Rate contemplates that the Alternate Base Rate shall be determined by reference to the Federal Funds Effective Rate, any such determination shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) The Loans comprising each B/A Borrowing shall be subject to the Acceptance Fee which shall be payable as set out in Section 2.11.

(c) Notwithstanding the foregoing, if any amount of principal, interest, fees or other amounts payable by any Borrower hereunder shall not be paid when due, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan, or (ii) in the case of any amount not constituting principal of a Loan, at a rate equal to 2% plus the rate otherwise applicable to, in the case of Canadian Dollar amounts, Canadian Prime Loans, or in the case of U.S. Dollar amounts, Base Rate Loans (in respect of amounts owing under the Canadian Revolving Credit) or ABR Loans (in respect of amounts owing under the U.S. Revolving Credit).

(d) Accrued interest on each Loan (other than B/A Borrowings) shall be payable in arrears on (i) each applicable Interest Payment Date, and (ii) in the case of Revolving Loans, upon termination of the applicable Revolving Credit Commitments; provided that interest accrued under paragraph (c) above shall be payable on demand. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Canadian Prime Rate, Base Rate, LIBO Rate or Discount Rate shall be determined by the applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(g) If any provision of this Agreement would oblige a Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest or the amount or rate of any Acceptance Fee required to be paid to the affected Lender under Section 2.5; and

(ii)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.6 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Canadian Revolving Credit Commitments, the U.S. Revolving Credit Commitments and the Term Credit Commitments shall terminate on the Maturity Date.

(b) The Canadian Borrower may, upon three (3) Business Days prior written notice to the Canadian Administrative Agent, permanently cancel any unused portion of the Canadian Revolving Credit, without penalty. The U.S. Borrower may, upon three (3) Business Days prior written notice to the U.S. Administrative Agent, permanently cancel any unused portion of the U.S. Revolving Credit, without penalty. The applicable Administrative Agent shall promptly notify each Revolving Credit Lender of the receipt by such Administrative Agent of any such notice. Any such cancellation shall be applied ratably in respect of the applicable Revolving Credit Commitments of each Revolving Credit Lender. Each notice delivered by a Borrower pursuant to this Section 2.6(b) shall be irrevocable.

2.7 Repayment of Loans.

(a) (A) The applicable Canadian Borrower hereby unconditionally promises to pay: (i) to the Canadian Administrative Agent for the account of each Canadian Revolving Credit Lender the then unpaid principal amount of each Canadian Revolving Loan on the Maturity Date, (ii) to the Canadian Swingline Lender the then unpaid principal amount of each Canadian Swingline Loan outstanding on the Maturity Date and (B) the U.S. Borrower hereby unconditionally promises to pay: (i) to the U.S. Administrative Agent for the account of each U.S. Revolving Credit Lender the then unpaid principal amount of each U.S. Revolving Loan on the Maturity Date, (ii) to the U.S. Swingline Lender the then unpaid principal amount of each U.S. Swingline Loan outstanding on the earlier of the Maturity Date and the date that is five (5) days after such U.S. Swingline Loan is made; provided that on each date that a U.S. Revolving Borrowing is made, the U.S. Borrower shall repay all U.S. Swingline Loans then outstanding.

(b) The Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of each Term Credit Lender the then unpaid principal amount of each Term Loan on the Maturity Date.

2.8 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each extension of credit made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Each Administrative Agent shall maintain, with respect to its applicable Borrower, accounts in which it shall record (i) the amount of each Borrowing made hereunder, the class and Type thereof and, in the cases of Bankers’ Acceptances or LIBO Rate Loans, the relevant Contract Period or Interest Period, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder, and (iii) the amount of any sum received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to Sections 2.8(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by an Administrative Agent and any Lender, the records maintained by the applicable Administrative Agent shall govern.

(d) Any Lender may request that Loans (other than B/As) made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the applicable Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.9 Prepayments.

(a) Voluntary Prepayments. The Canadian Borrower may, at its option, at any time and from time to time, prepay the Term Loans or the Revolving Loans, without penalty or premium, (but subject to payment of any amounts payable under Section 2.14), in whole or in part, upon giving three (3) Business Days’ prior written notice to the Canadian Administrative Agent; provided, however, that the Canadian Borrower may not prepay any B/A Borrowing but may defease any B/A Borrowing in accordance with Section 2.11. Such notice shall specify the date and amount of prepayment and whether the prepayment is of Canadian Prime Loans, Bankers’ Acceptances, B/A Equivalent Loans, Base Rate Loans or LIBO Rate Loans, or any combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon receipt of such notice, the Canadian Administrative Agent shall promptly notify each Applicable Lender of the contents thereof and of such Lender’s Applicable Percentage of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.12 and accrued interest to such date on the amount prepaid in accordance with Section 2.5(d). Each voluntary prepayment of the Term Loan shall be in a minimum principal amount of Cdn.$5,000,000 and in an integral multiple of Cdn.$1,000,000; each voluntary prepayment of any Canadian Dollar-denominated Revolving Loan shall be in a minimum principal amount of Cdn.$5,000,000 and in an integral multiple of Cdn.$1,000,000; and each voluntary prepayment of any U.S. Dollar-denominated Revolving Loan (whether under the Canadian Revolving Credit or the U.S. Revolving Credit) shall be in a minimum principal amount of U.S.$5,000,000 and in an integral multiple of U.S.$1,000,000.

(b) Currency Fluctuations. If, at any time, the Canadian $ Equivalent of the Loans made by any Canadian Lender to the Canadian Borrower plus, to the extent not already included therein, its LC Exposure and its Swingline Exposure under the Canadian Revolving Credit exceeds the Commitment of such Canadian Lender under such Canadian Revolving Credit (any such excess being referred to in this Section as an “Excess Amount”), then the applicable Canadian Borrower will repay to the Canadian Administrative Agent, for the account of each applicable Canadian Lender, an amount equal to the Excess Amount with respect to such Canadian Lender.

(c) Notice by Borrower. Each notice provided by a Borrower hereunder in respect of any prepayment hereunder shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each partial voluntary prepayment of any Borrowing under the Term Credit shall be permanent.

2.10 Fees.

(a) The Canadian Subsidiary Borrower shall pay to the Canadian Administrative Agent for the account of and distribution to each Canadian Revolving Credit Lender in accordance with its Applicable Percentage a facility fee for the period commencing on the Effective Date to and including the Maturity Date (or such earlier date as the Canadian Revolving Credit Commitments shall have been terminated entirely) computed at a rate per annum as set out in the definition of Applicable Margin (in the column of the table therein titled “Facility Fee”) on the average daily amount of the Canadian Revolving Credit Commitments whether or not used. The facility fees on the Canadian Revolving Credit Commitments shall be payable in arrears on each Quarterly Date, commencing on the first Quarterly Date to occur after the Effective Date, and on the date on which the Canadian Revolving Credit Commitments terminate. The U.S. Borrower shall pay to the U.S. Administrative Agent for the account of and distribution to each U.S. Revolving Credit Lender in accordance with its Applicable Percentage a facility fee for the period commencing on the Effective Date to and including the Maturity Date (or such earlier date as the U.S. Revolving Credit Commitments shall have been terminated entirely) computed at a rate per annum as set out in the definition of Applicable Margin (in the column of the table therein titled “Facility Fee”) on the average daily amount of the U.S. Revolving Credit Commitments, whether or not used. The facility fees on the U.S. Revolving Credit Commitments shall be payable in arrears on each Quarterly Date, commencing on the first Quarterly Date to occur after the Effective Date, and on the date on which the U.S. Revolving Credit Commitments terminate. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If any Revolving Credit Exposure remains after the Revolving Credit Commitments of the applicable class terminate, facility fees shall continue to accrue and be payable in respect of such Revolving Credit Exposure so long as such Revolving Credit Exposure remains outstanding.

(b) (A) The applicable Canadian Borrower agrees to pay (i) to the Canadian Administrative Agent for the account of each Canadian Revolving Credit Lender a participation fee with respect to its participations in Canadian Letters of Credit, which shall accrue at the same interest rate as the Applicable Margin for LIBO Rate Loans on the average daily amount of such Lender’s Canadian LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Canadian Revolving Credit Commitment terminates and the date on which such Lender ceases to have any Canadian LC Exposure, and (ii) to the Canadian Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Canadian Borrower and the Canadian Issuing Bank on the average daily amount of the Canadian LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Canadian Revolving Credit Commitments and the date on which there ceases to be any Canadian LC Exposure, as well as the Canadian Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Canadian Letter of Credit or processing of drawings thereunder; and (B) the U.S. Borrower agrees to pay (i) to the U.S. Administrative Agent for the account of each U.S. Revolving Credit Lender a participation fee with respect to its participations in U.S. Letters of Credit, which shall accrue at the same interest rate as the Applicable Margin for LIBO Rate Loans on the average daily amount of such Lender’s U.S. LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s U.S. Revolving Credit Commitment terminates and the date on which such Lender ceases to have any U.S. LC Exposure, and (ii) to the U.S. Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the U.S. Borrower and the U.S. Issuing Bank on the average daily amount of the U.S. LC Exposure (excluding any portion thereof attributable to unreimbursed LC

Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the U.S. Revolving Credit Commitments and the date on which there ceases to be any U.S. LC Exposure, as well as the U.S. Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any U.S. Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on each Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees in respect of the Canadian Revolving Commitments shall be payable on the date on which the Canadian Revolving Commitments terminate and all such fees in respect of the U.S. Revolving Commitments shall be payable on the date on which the U.S. Revolving Commitments terminate, and any such fees accruing after the date on which the applicable Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 2.10(b) shall be payable within 10 days after demand. All such participation fees and fronting fees under the Canadian Revolving Credit shall be computed on the basis of a year of 365 days or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All such participation fees and fronting fees under the U.S. Revolving Credit shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The U.S. Borrower and the Canadian Subsidiary Borrower agree to pay to the applicable Administrative Agent, for its own account, fees payable in the amounts and at the times as set forth in the applicable Fee Letters.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the applicable Administrative Agent (or to the applicable Issuing Bank, where appropriate) for distribution, in the case of facility and participation fees, to the applicable Lenders. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.

2.11 Bankers’ Acceptances.

(a) Subject to the terms and conditions of this Agreement, the Canadian Borrower may request a Borrowing by presenting drafts for acceptance and purchase as B/As by the Canadian Lenders.

(b) No Contract Period with respect to a B/A to be accepted and purchased under the Canadian Revolving Credit and no Contract Period with respect to a B/A to be accepted and purchased under the Term Credit shall extend beyond the Maturity Date.

(c) To facilitate availment of B/A Borrowings, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a B/A Borrowing), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of B/As in the form requested by such Canadian Lender. In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed by a Canadian Lender on behalf of the Canadian Borrower shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Canadian Lender is hereby authorized (in accordance with a Borrowing Request relating to a B/A Borrowing) to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Canadian Lender or its officers, employees, agents or representatives. Each Canadian Lender shall maintain a record with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of the Canadian Borrower, a Canadian Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and which are held by such Canadian Lender and are not required to be issued in accordance with the Canadian Borrower’s irrevocable notice. Alternatively, each Canadian Borrower agrees that, at the request of the Canadian Administrative Agent, the Canadian Borrower shall deliver to the Canadian Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set out in this Section 2.11. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any Canadian Lender or the Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

(e) Promptly following receipt of a Borrowing Request specifying a Borrowing by way of B/As, the Canadian Administrative Agent shall so advise the Canadian Lenders and shall advise each Canadian Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). In the case of B/A Borrowings under the Canadian Revolving Credit, the aggregate face amount of the B/As to be accepted by the Canadian Lenders shall be in a minimum aggregate amount of Cdn.$5,000,000 and shall be a whole multiple of Cdn.$1,000,000, and such face amount shall be in the Canadian Revolving Credit Lenders’ pro rata portions of the Canadian Borrowing, provided that the Canadian Administrative Agent may, in its sole discretion, increase or reduce any Canadian Revolving Credit Lender’s portion of such B/A Borrowing to the nearest Cdn.$100,000 without reducing the overall Canadian Revolving Credit Commitments. In the case of B/A Borrowings under the Term Credit, the aggregate face amount of the B/As to be accepted by the Term Credit Lenders shall be in a minimum aggregate amount of Cdn.$5,000,000 and shall be a whole multiple of Cdn.$1,000,000, and such face amount shall be in the Term Credit Lenders’ pro rata portions of such Borrowing, provided that the Canadian Administrative Agent may, in its sole discretion, increase or reduce any Term Credit Lender’s portion of such B/A Borrowing to the nearest Cdn.$100,000 without reducing the overall Term Credit Commitments.

(f) Upon acceptance of a B/A by a Canadian Lender, such Canadian Lender shall purchase, or arrange for the purchase of, each B/A from the Canadian Borrower at the Discount Rate for such Canadian Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Acceptance Fee payable by the Canadian Borrower to a Canadian Lender under Section 2.5 in respect of each B/A accepted by such Canadian Lender shall be set off against the Discount Proceeds payable by such Canadian Lender under this Section 2.11.

(g) Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h) If a Canadian Lender is not a chartered bank under the Bank Act (Canada) or if a Canadian Lender notifies the Canadian Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Canadian Lender will, instead of accepting and purchasing Bankers’ Acceptances, make a Loan (a “B/A Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as the draft which such Canadian Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Lender will provide to the Canadian Administrative Agent the

Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower. Each such B/A Equivalent Loan will bear interest at the same rate which would result if such Canadian Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Canadian Lenders and the Canadian Borrower as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance. Subject to repayment requirements, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Canadian Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(i) With respect to each B/A Borrowing, at or before 11:00 a.m. two Business Days before the last day of the Contract Period of such B/A Borrowing, the Canadian Borrower shall notify the Canadian Administrative Agent if the Canadian Borrower intends to issue B/As on such last day of the Contract Period to provide for the payment of such maturing B/A Borrowing. If the Canadian Borrower fails to notify the Canadian Administrative Agent of its intention to issue B/As on such last day of the Contract Period, the Canadian Borrower shall provide payment to the Canadian Administrative Agent on behalf of the Canadian Lenders of an amount equal to the aggregate face amount of such B/A Borrowing on the last day of the Contract Period of thereof. If the Canadian Borrower fails to make such payment, such maturing B/As shall be deemed to have been converted on the last day of the Contract Period into a Canadian Prime Loan in an amount equal to the face amount of such B/As.

(j) The Canadian Borrower waives presentment for payment and any other defence to payment of any amounts due to a Canadian Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Canadian Lender in its own right, and the Canadian Borrower agrees not to claim any days of grace if such Canadian Lender, as holder, sues the Canadian Borrower on the B/A for payment of the amount payable by the Canadian Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Canadian Administrative Agent for the account of the Canadian Lenders that have accepted and purchased such B/A the full face amount of such B/A and, after such payment, the Canadian Borrower shall have no further liability in respect of such B/A and such Canadian Lenders shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(k) If a Canadian Lender grants a participation in a portion of its rights under this Agreement to a Participant under Section 9.4(e), then, in respect of any B/A Borrowing, a portion thereof may, at the option of such Canadian Lender, be by way of Bankers’ Acceptance accepted by such Participant. In such event, the Canadian Borrower shall upon request of the Canadian Administrative Agent or the applicable Canadian Lender granting the participation execute and deliver a form of Bankers’ Acceptance undertaking in favour of such Participant for delivery to such participant.

(l) Except as required by any Canadian Lender upon the occurrence of an Event of Default, no B/A Borrowing may be repaid by the Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Borrowing; provided, however, that the Canadian Borrower may defease any B/A Borrowing by depositing with the Canadian Administrative Agent an amount that is sufficient to repay the full face amount of such B/A Borrowing on the expiry date of the Contract Period applicable to such B/A Borrowing.

(m) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Canadian Borrower receives written notice from the Canadian Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with B/A Exposure representing greater than 50% of the total applicable B/A/ Exposure) demanding the deposit of cash collateral pursuant to this Section 2.11(m), the Canadian Borrower shall deposit in an account with the Canadian Administrative Agent, in the name of the Canadian Administrative Agent and for the benefit of the Canadian Revolving Credit Lenders and the Term Lenders, an amount in cash equal to the applicable B/A Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 7.1 (h), (i) or (j). Such deposit shall be held by the Canadian Administrative Agent as collateral for the payment and performance of the obligations of the Canadian Borrower under this Agreement. The Canadian Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Canadian Administrative Agent and at the Canadian Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be held for the satisfaction of the reimbursement obligations of the Canadian Borrower for the B/A Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Canadian Revolving Lenders and the Term Lenders with B/A Exposure representing greater than 50% of the total applicable B/A Exposure), be applied to satisfy other obligations of the Canadian Borrower under this Agreement. If the Canadian Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and all Events of Default shall have been subsequently cured or waived, such amount (to the extent not applied as aforesaid) shall be returned to the Canadian Borrower within three Business Days after all Events of Default have been cured or waived.

2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a) the applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the applicable Administrative Agent is advised by a majority in interest of the Lenders participating in such Borrowing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the applicable Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until such Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing (in respect of the Canadian Revolving Credit) or an ABR Borrowing (in respect of the U.S. Revolving Credit).

2.13 Increased Costs; Illegality.

(a) If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)	impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any charge, other than Taxes, with respect to its LIBO Rate Loans or any Letter of Credit or participation therein, or its obligation to make LIBO Rate Loans or any Letter of Credit);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or any Loan or to reduce the amount of any sum received or receivable by such Lender or an Issuing Bank hereunder (whether of principal, interest or otherwise), then upon request of such Lender the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s holding company or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) and such Lender’s desired return on capital, then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth amount or amounts necessary to compensate such Lender as specified in Sections 2.13 (a) or (b), together with a brief description of the Change of Law, shall be delivered to the applicable Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate any Lender or Issuing Bank pursuant to this Section 2.13 for any increased costs or reduction incurred more than 90 days prior to the date such Lender or Issuing Bank, as the case may be, notifies the applicable Borrower in writing of the Change in Law giving rise to such increased costs or reduction and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further, that if such adoption or such change giving rise to such increased costs or reduction is retroactive, such 90-day period shall be extended to include the period of retroactive effect.

(e) In the event that any Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBO Rate Loan has become unlawful or materially restricted as a result of compliance by such Lender in good faith with any Change in Law, or by any applicable guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Lender shall give prompt notice (by telephone and confirmed in writing) to the applicable Borrower and to the applicable Administrative Agent of such determination (which notice such Administrative Agent shall promptly transmit to the other Lenders). Upon the giving of the notice to the applicable Borrower referred to in this Section 2.13(e), such Borrower’s right to request (by continuation, conversion or otherwise), and such Lender’s obligation to make, LIBO Rate Loans shall be immediately suspended, and thereafter any requested Borrowing of LIBO Rate Loans shall, as to such Lender only, be deemed to be a request for a Base Rate Loan (in respect of the Canadian Revolving Credit) or an ABR Loan (in respect of the U.S. Revolving Credit), and if the affected LIBO Rate Loan or Loans are then outstanding, the applicable Borrower shall immediately, or if permitted by applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the applicable Administrative Agent and the affected Lender, convert each such LIBO Rate Loan into a Base Rate Loan or ABR Loan, as applicable, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.13(e).

2.14 Break Funding Payments. In the event of (a) the failure by a Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by a Borrower pursuant hereto, or (b) the payment or conversion of any B/A Borrowing or LIBO Rate Loan other than on the last day of a Contract Period or Interest Period, as applicable (including as a result of an Event of Default), or (c) the assignment of any Loan (including the assignment of any LIBO Rate Loan) other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period and the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.15 Taxes.

(a) Any and all payments by or on account of any obligation of a Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if a Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15), the applicable Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the applicable Borrower shall make such deduction or withholding, and (iii) the applicable Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law the full amount deducted or withheld.

(b) In addition to the payments by the applicable Borrower required by Section 2.15(a), such Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.

(c) Each Borrower shall indemnify each applicable Administrative Agent, Lender and Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Administrative Agent, Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses caused by the gross negligence or willful misconduct of such Administrative Agent, Lender or Issuing Bank, as the case may be), whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, delivered to such Borrower by a Lender or Issuing Bank (or by the applicable Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error).

(d) As soon as practicable after any payment of Indemnified Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction or withholding tax under the Law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or otherwise as reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes, as to which it has been indemnified by the Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amount paid, by the Borrower under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the applicable Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the applicable Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the applicable Administrative Agent or such Lender in the event that the applicable Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.15(f) shall not be construed to require any Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which is deems confidential) to the Borrowers or any other Person. Nothing herein contained shall interfere with the right of any Lender to arrange its affairs in whatsoever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs.

2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, amounts payable under any indemnity contained herein, or otherwise hereunder) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such Administrative Agent at the applicable Payment Office, except that payments pursuant to any of Sections 2.13, 2.14, 2.15 and 9.3 shall be made directly to the Persons entitled thereto. The applicable Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a LIBO Rate Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month. All payments under this Section 2.16 in respect of LIBO Rate Loans, Base Rate Loans and ABR Loans, in respect of fees payable in respect of the U.S. Revolving Credit, in respect of U.S. Dollar-denominated LCs and in respect of indemnification and expense reimbursement obligations invoiced in U.S. Dollars shall, in each case, be made in U.S. Dollars. All other payments under this Section 2.16 shall be made in Canadian Dollars. Each Borrower hereby authorizes the applicable Administrative Agent to debit the general operating bank account of such Borrower which is maintained with such Administrative Agent to effect any payment due to the Lenders or such Administrative Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by such Borrower to such Administrative Agent in same day funds.

(b) If at any time insufficient funds are received by and available to an Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.16(c) shall not apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the applicable Administrative Agent shall have received written notice from a Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, such Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to applicable Administrative Agent, at the rate of interest customary for interbank compensation for such currency.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(d), then the applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.16(d) until all such unsatisfied obligations are fully paid.

(f) Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.17 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, (A), in respect of any amount due in Canadian Dollars, “rate of exchange” means the average of the rates at which the Canadian Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with their normal practice at its head office in Toronto, Ontario; and (B) in respect of any amount due in U.S. Dollars, “rate of exchange” means the average of the rates at which the U.S. Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with their normal practice at its head office in New York, New York. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the applicable Administrative Agent of the amount due, the applicable Borrower will, on the date of receipt by such Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by such Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by such Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the applicable Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Borrower shall indemnify and save such Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by an Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set out herein, (i) the Canadian Borrower may request the issuance of Canadian Letters of Credit denominated in either Canadian Dollars or U.S. Dollars as an availment of the Canadian Revolving Credit Commitment, in a form reasonably acceptable to the Canadian Administrative Agent and the Canadian Issuing Bank, at any time and from time to time up to the Maturity Date; and (ii) the U.S. Borrower may request the issuance of U.S. Letters of Credit denominated in U.S. Dollars as an availment of the U.S. Revolving Credit Commitment, in a form reasonably acceptable to the U.S. Administrative Agent and the U.S. Issuing Bank, at any time and from time to time up to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall govern. All Canadian Letters of Credit issued and outstanding under the Original Credit Agreement as of the Restatement Effective Date shall be deemed to be issued and outstanding under this Agreement for the account of the Canadian Subsidiary Borrower and allocated among the Canadian Revolving Credit Lenders in accordance with their Applicable Percentages as of the Restatement Effective Date. All U.S. Letters of Credit issued and outstanding under the Original Credit Agreement as of the Restatement Effective Date shall be deemed to be issued and outstanding under this Agreement for the account of the U.S. Borrower and allocated among the U.S. Revolving Credit Lenders in accordance with their Applicable Percentages as of the Restatement Effective Date.

(b) Notice of Issuance, Amendment, Renewal, Extension, Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the applicable Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension or such lesser period as agreed to by the applicable Issuing Bank, it being understood that The Bank of Nova Scotia, in its capacity as Canadian Issuing Bank, requires only one Business Day advance notice in respect of such matters) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with Section 2.18(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, and in respect of a Canadian Letter of Credit, whether such Letter of Credit should be denominated in Canadian Dollars or U.S. Dollars. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate applicable LC Exposure shall not exceed the applicable LC Commitment Amount (or, in respect of a Canadian Letter of Credit denominated in U.S. Dollars, the U.S. $ Equivalent thereof), and (ii) the aggregate applicable Revolving Credit Exposure shall not exceed the total applicable Revolving Credit Commitments (or, in respect of a Canadian Letter of Credit denominated in U.S. Dollars, the U.S. $ Equivalent thereof).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may provide for annual successive one-year renewals thereof so long as no such Letter of Credit expires beyond the date referred to in clause (ii) above.

(d) Participations. By the issuance of (A) a Canadian Letter of Credit (or an amendment to a Canadian Letter of Credit increasing the amount thereof) and without any further action on the part of the Canadian Issuing Bank or the Lenders, the Canadian Issuing Bank hereby grants to each Canadian Revolving Credit Lender, and each Canadian Revolving Credit Lender hereby acquires from the Canadian Issuing Bank, a participation in such Canadian Letter of Credit equal to such Canadian Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Canadian Letter of Credit. In consideration and in furtherance of the foregoing, each Canadian Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Canadian Administrative Agent, for the account of the Canadian Issuing Bank, such Canadian Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Canadian Issuing Bank and not reimbursed by the Canadian Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to the Canadian Borrower for any reason; and (B) a U.S. Letter of Credit (or an amendment to a U.S. Letter of Credit increasing the amount thereof) and without any further action on the part of the U.S. Issuing Bank or the Lenders, the U.S. Issuing Bank hereby grants to each U.S. Revolving Credit Lender, and each U.S. Revolving Credit Lender hereby acquires from the U.S. Issuing Bank, a participation in such U.S. Letter of Credit equal to such U.S. Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the U.S. Administrative Agent, for the account of the U.S. Issuing Bank, such U.S. Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the U.S. Issuing Bank and not reimbursed by the U.S. Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to the U.S. Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.18(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the applicable Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set out herein, request in accordance with Section 2.3 that such payment be financed (subject to availability in respect of the relevant Credit) with a Canadian Prime Borrowing, a Base Rate Borrowing, an ABR Borrowing or a Swingline Borrowing in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Borrowing, Base Rate Borrowing, ABR Borrowing or Swingline Borrowing. If such Borrower fails to make such payment when due, the applicable Administrative Agent shall notify each applicable Revolving Credit Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each such Revolving Credit Lender shall pay to the applicable Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, and the applicable Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Revolving Credit Lenders. Promptly following receipt by an Administrative Agent of any payment from a Borrower pursuant to this Section 2.18(e), such Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this Section 2.18(e) to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Canadian Prime Borrowings, Base Rate Borrowings, or Swingline Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of set-off against, the applicable Borrower’s obligations hereunder. Neither an Administrative Agent, the Revolving Credit Lenders nor an Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to indirect, special, punitive or consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable Law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the applicable Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate then applicable to Canadian Prime Loans (if in Canadian Dollars), at the rate then applicable to Base Rate Loans (if in U.S. Dollars under the Canadian Revolving Credit) or at the rate then applicable to ABR Loans (if in U.S. Dollars under the U.S. Revolving Credit); provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.18(e), then Section 2.5(c) shall apply. Interest accrued pursuant to this Section 2.18(h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to this Section 2.18(h) to reimburse such Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the applicable Borrower, the applicable Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The applicable Administrative Agent shall notify the applicable Revolving Credit Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from an Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total applicable LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.19(j), such Borrower shall deposit in an account with the applicable Administrative Agent, in the name of such Administrative Agent and for the benefit of the applicable Revolving Credit Lenders, an amount in cash equal to (and in the same currency or currencies as) the applicable LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in Section 7.1 (h), (i) or (j). Such deposit shall be held by the applicable Administrative Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement. Such Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of such Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the applicable Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total applicable LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If such Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

2.19 Swingline Loans.

(a) Subject to the terms and conditions set out herein, (A) the Canadian Swingline Lender agrees to make Canadian Dollar or U.S. Dollar denominated Loans (each such Loan, a “Canadian Swingline Loan”) to the Canadian Borrower from time to time up to the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Canadian Swingline Loans exceeding the Canadian Swingline Commitment Amount, or (ii) the aggregate of the Canadian Revolving Credit Exposures exceeding the total Canadian Revolving Credit Commitments; provided that the Canadian Swingline Lender shall not be required to make a Canadian Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set out herein, the Canadian Borrower may borrow, prepay and reborrow Canadian Swingline Loans; and (B) the U.S. Swingline Lender agrees to make U.S. Dollar denominated Loans (each such Loan, a “U.S. Swingline Loan”) to the U.S. Borrower from time to time up to the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding U.S. Swingline Loans exceeding the U.S. Swingline Commitment Amount, or (ii) the aggregate of the U.S. Revolving Credit Exposures exceeding the total U.S. Revolving Credit Commitments; provided that the U.S. Swingline Lender shall not be required to make a U.S. Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set out herein, the U.S. Borrower may borrow, prepay and reborrow U.S. Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the applicable Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), currency and amount of the requested Swingline Loan. Such Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from a Borrower. The applicable Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., on the requested date of such Swingline Loan. Swingline Loans shall bear interest at a rate per annum equal to the rate applicable to a Canadian Prime Borrowing (if in Canadian Dollars), at a rate per annum equal to the rate applicable to a Base Rate Loan (if in U.S. Dollars under the Canadian Revolving Credit), or at a rate per annum equal to the rate applicable to an ABR Loan (if in U.S. Dollars under the U.S. Revolving Credit). Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the applicable Swingline Lender and in any event on the Maturity Date. The applicable Swingline Lender shall be responsible for invoicing the applicable Borrower for such interest. The interest payable on Swingline Loans is solely for the account of the applicable Swingline Lender (subject to Section 2.19(c) below).

(c) A Swingline Lender may by written notice given to the applicable Administrative Agent not later than 10:00 a.m., on any Business Day require the applicable Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans of that Swingline Lender outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Revolving Credit Lenders will participate. Promptly upon receipt of such notice, such Administrative Agent will give notice thereof to each applicable Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the applicable Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.19 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each applicable Revolving Credit Lender shall comply with its obligation under this Section 2.19 by wire transfer of immediately available funds with respect to Loans made by such Revolving Credit Lender, and the applicable Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Credit Lenders. Such Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.19, and thereafter payments in respect of such Swingline Loan shall be made to the applicable Administrative Agent and not to the applicable Swingline Lender. Any amounts received by such Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the applicable Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the applicable Administrative Agent. Any such amounts received by such Administrative Agent shall be promptly remitted by such Administrative Agent to the applicable Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a Borrower of any default in the payment thereof.

(d) Notwithstanding Sections 2.19(a), (b) and (c), but subject to the written request of the Canadian Borrower and the written agreement of the Canadian Swingline Lender, up to Cdn.$15,000,000 or the Equivalent Amount in US Dollars of the Canadian Swingline Commitment Amount (the “Overdraft Availability”) may be utilized by the Canadian Borrower by incurring overdrafts in its Canadian Dollar or US Dollar accounts with the Canadian Swingline Lender, which shall be deemed to be, as applicable, Canadian Prime Loans or Base Rate Loans. At any time when the right to Overdraft Availability is in effect, the amount otherwise available to be borrowed under the Canadian Revolving Credit Facility shall be reduced by an amount equal to the Overdraft Availability. Within the overall limit set forth above, the Canadian Borrower and the Canadian Swingline Lender may agree in writing from time to time to increase or decrease the Overdraft Availability.

2.20 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the applicable Borrower may, at its sole expense (including the processing and recording fee contemplated by Section 9.4(b)) and effort, upon notice to such Lender and the applicable Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be, another Lender, if a Lender accepts such assignment); provided that (i) the applicable Borrower shall have received the prior written consent of the applicable Administrative Agent (and, if a Commitment is being assigned, the applicable Issuing Bank and applicable Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agents and the Lenders to enter into this Agreement, to make any Loans hereunder and to issue any Letters of Credit hereunder, each Borrower hereby represents and warrants to the Administrative Agents and each Lender that each statement set forth in this Article 3 is true and correct on the Restatement Effective Date, and, subject to the last sentence of Section 4.2, will be true and correct on the date each Borrowing is requested and made hereunder:

3.1 Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2 Authorization; Enforceability. The Transactions are within the corporate powers of each Credit Party and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Loan Documents have been duly executed and delivered by each Credit Party (as applicable) and constitute legal, valid and binding obligations of each Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule 3.3, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party, except for any Lien arising in favour of an Administrative Agent, for the benefit of the Lenders, under the Loan Documents.

3.4 Financial Condition; No Material Adverse Effect.

(a) The Parent Borrower has furnished to the Lenders the consolidated balance sheets and statements of income, retained earnings and changes in financial position of the Former Parent as of and for the Fiscal Years ended December 31, 2006, December 30, 2007 and December 28, 2008, reported on by its auditors. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Former Parent as of such dates and for such periods in accordance with GAAP.

(b) Intentionally Deleted.

(c) All written information (including that disclosed in all financial statements) pertaining to the Credit Parties (other than projections) (in this Section 3.4(c), the “Information”) that has been or will be made available to the Lenders or any Administrative Agent by any Borrower, taken as a whole, is or will be, as of the date furnished, complete and correct in all material respects and does not or will not, as of the date furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders or any Administrative Agent by any Borrower have been or will be prepared in good faith based upon reasonable assumptions.

3.5 Litigation and Contingent Obligations. Except as disclosed in Schedule 3.5, and except for environmental-related matters (which are dealt with in Section 3.19), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting any of the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, any other Loan Document, or the Transactions. Other than any contingent obligation which could not reasonably be expected to have a Material Adverse Effect, the Borrowers have no contingent obligations not provided for or disclosed in the financial statements and notes thereto referred to in Section 5.1.

3.6 Compliance with Laws. Each Credit Party is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

3.7 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed an amount which could reasonably be expected to have a Material Adverse Effect. No Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of an amount which could reasonably be expected to have a

Material Adverse Effect. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, except to the extent that any failure to comply could not reasonably be expected to have a Material Adverse Effect. No Reportable Event specified in Section 4043(c) of ERISA has occurred with respect to any Single Employer Plan, no Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan except, in each case, to the extent that such action could not reasonably be expected to have a Material Adverse Effect.

3.8 Taxes. Each Credit Party has filed or caused to be filed all material Tax returns and reports required to have been filed and has paid, caused to be paid or made provisions or disclosures in accordance with GAAP for all material Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision and disclosures in accordance with GAAP for Taxes for the current period.

3.9 Titles to Real Property. The owned and leased real property of the Credit Parties are free and clear of all Liens except Permitted Liens.

3.10 Titles to Personal Property. The personal property of the Credit Parties is free and clear of all Liens except Permitted Liens.

3.11 Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (if required to be so registered) and any other applicable Laws which require registration, have been administered in accordance with the Income Tax Act and such other applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of each of the Credit Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Pension Plans or the Benefit Plans. All contributions or premiums required to be made or paid by each of the Credit Parties to the Pension Plans or the Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Pension Plans or the Benefit Plans.

3.12 Intentionally Deleted.

3.13 Defaults. No Credit Party is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect that would have a Material Adverse Effect) under any material loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of any Credit Party, or under any material agreement or instrument to which a Credit Party is a party or by which any Credit Party is bound.

3.14 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 (a federal statute of the United States of America), as amended.

3.15 Subsidiaries. As of the Restatement Effective Date, Schedule 3.15 correctly sets forth, for each Subsidiary, the (i) names, (ii) form of legal entity, (iii) percentage of Equity Securities owned by the

Credit Parties (and specifying such owner), (iv) jurisdictions of organization, and (v) whether such Subsidiary is an Immaterial Subsidiary. All such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Laws, and are free and clear of all Liens, except for Permitted Liens.

3.16 Insurance. The Credit Parties maintain, or there is maintained by Wendy’s on behalf of the Credit Parties, insurance policies and coverage in compliance with Section 5.9.

3.17 Solvency. No Credit Party is an “insolvent person” within the meaning of the BIA. Immediately after the consummation of the Transactions to occur on the Restatement Effective Date and immediately following the making of each Loan made on the Restatement Effective Date and after giving effect to the application of the proceeds of such Loans and to all rights of reimbursement, contribution and subrogation, (a) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities become absolute and matured; (c) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Credit Party will not have reasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and it proposed to be conducted following the Restatement Effective Date.

3.18 Public Utility Holding Company Act. No Credit Party is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 (a federal statute of the United States), as amended.

3.19 Environmental Matters. No Credit Party has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

3.20 Intellectual Property Rights. Each Borrower and each Subsidiary owns, licenses or has the right to use the trademarks and trade names which are reasonably necessary for the conduct of its business.

3.21 Regulation U. No Borrower nor any Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying Margin Stock, and Margin Stock constitutes less than 25% of the value of those assets of each Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

3.22 Plan Assets; Prohibited Transactions. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

3.23 Material Guarantors. As at the Restatement Effective Date, each Material Subsidiary which is (a) a Canadian Subsidiary has executed and delivered a Subsidiary Guarantee to the Canadian

Administrative Agent, and (b) a U.S. Subsidiary has executed and delivered a Subsidiary Guarantee to the U.S. Administrative Agent.

3.24 Reorganization. The Proposed Reorganization shall have been commenced and consummated on the Restatement Effective Date in accordance with applicable law.

ARTICLE 4

CONDITIONS

4.1 Restatement Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a) Amended and Restated Credit Agreement. The Administrative Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Administrative Agents (which may include facsimile transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.

(b) Legal Opinions. The Administrative Agents shall have received favourable written opinions (addressed to the Administrative Agents and the Lenders and dated the Restatement Effective Date) from counsel to the Credit Parties covering the Credit Parties, this Agreement, the other Loan Documents, or the Transactions in form and substance substantially similar to the opinions delivered to the Administrative Agents on the Closing Date under the Original Credit Agreement or, at the request of a Credit Party, as may otherwise be acceptable to the Administrative Agents (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinions upon which counsel has relied). The Administrative Agents agree that in-house counsel to the Parent Borrower or any of its Subsidiaries may deliver written opinions with respect to corporate existence and good standing, due authorization, execution and delivery of the Loan Documents and “no conflict” of charter documents and by-laws for each Credit Party to the extent that in-house counsel is qualified, as of the Restatement Effective Date, to practise law in the jurisdiction of incorporation or formation of such Credit Party. Each Borrower hereby requests each such counsel to deliver such opinions and supporting materials. All opinions and certificates referred to in this Section 4.1(b) shall be addressed to the Administrative Agents and the Lenders and dated the Restatement Effective Date.

(c) Corporate Certificates. The Administrative Agents shall have received:

(i)	certified copies of the resolutions of the board of directors, shareholders or other similar action of each Credit Party, dated as of the Restatement Effective Date (or such other date as is acceptable to the Administrative Agents), and approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which such Credit Party is a party and evidencing corporate authorization with respect to such documents; and

(ii)

a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated as of the Restatement Effective Date (or such other date as is acceptable to the Administrative Agents), and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section

5.1 and Borrowing Requests, and (C) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of each Credit Party, as amended to such date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(d) Closing Conditions Certificate. The Administrative Agents shall have received a certificate, dated the Restatement Effective Date and signed by a Responsible Officer of each Borrower, confirming compliance with the financial covenants set out in Section 5.11 and with the conditions set out in Section 4.2(a) and (b).

(e) Fees. The Administrative Agents, the Lenders, and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(f) Intentionally Deleted.

(g) Execution and Delivery of Documentation. Each Credit Party shall have duly authorized, executed and delivered all documents required hereunder, all in form and substance satisfactory to the Administrative Agents, acting reasonably. The Administrative Agents shall have received and be satisfied with the results of all personal property and bankruptcy searches conducted by the Borrowers and their counsel with respect to the Credit Parties in all jurisdictions selected by the Administrative Agents and its counsel.

(h) Guarantees. The Administrative Agents shall have received executed copies of the (i) Parent Guarantee dated as of the Restatement Effective Date and substantially in the form of Exhibit E, (ii) Canadian Subsidiary Borrower Guarantee dated as of the Restatement Effective Date and substantially in the form of Exhibit F, (iii) U.S. Borrower Guarantee dated as of the Restatement Effective Date and substantially in the form of Exhibit G, and (iv) Subsidiary Guarantees, in each case dated as of the Restatement Effective Date and substantially in the form of Exhibit H and/or Exhibit I, as applicable.

(i) Regulatory Approval; Consents; Waivers. The Administrative Agents and the Lenders shall be satisfied, acting reasonably, that all material Authorizations required in connection with the Transactions contemplated hereby have been obtained and are in full force and effect, and that all consents and waivers required to consummate the Transactions have been obtained, to the extent that consummation of the Transactions would otherwise be restricted or prohibited under the terms of any material contract, in each case without the imposition of any burdensome provisions.

(j) Delivery of Financial Statements. The Administrative Agents and the Lenders shall have received the audited consolidated balance sheets, statements of income and retained earnings and statements of changes in financial position of the Former Parent for the Fiscal Years ended December 31, 2006, December 30, 2007 and December 28, 2008.

(k) Intentionally Deleted.

(l) Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Indebtedness.

(m) Intentionally Deleted.

(n) Intentionally Deleted.

(o) Intercreditor Agreement. The Intercreditor Agreement shall be in full force and effect.

(p) Other Documentation. The Administrative Agents and the Lenders shall have received such documents as they may reasonably request in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and the Administrative Agents shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

(q) Proposed Reorganization. The Administrative Agents shall have received (i) a certificate of a senior officer of the Parent Borrower certifying that the Proposed Reorganization has been consummated and is effective, and (ii) copies of all such documents and instruments related thereto as the Administrative Agents may request, acting reasonably.

4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (including on the occasions of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrowers set out in this Agreement, other than the representation and warranty in Section 3.4(b), shall be true and correct on and as of the date of each such Borrowing as if made on such date except to the extent that (i) any change to the representations and warranties has been disclosed to the Administrative Agents and accepted by the Required Lenders, or (ii) any representation and warranty is stated to be made as of a particular time;

(b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; and

(c) the applicable Administrative Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) above. This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

From (and including) the Restatement Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

5.1 Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agents and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, (i) the audited consolidated balance sheet and related statements of income, retained earnings and statements of cash flow of the Parent Borrower as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PriceWaterhouseCoopers or other independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower on a consolidated basis in accordance with GAAP consistently applied, and (ii) the unaudited consolidated balance sheet and related statements of income, retained earnings and statements of cash flow of the Parent Borrower as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, on a consolidated basis in accordance with GAAP consistently applied, except that the assets, liabilities, revenues and expenses of the Advertising Entities and the FIN 46 Entities shall be disregarded provided that any Indebtedness of the Advertising Entities or the FIN 46 Entities is non-recourse to the Borrowers and their Subsidiaries;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) the unaudited consolidated balance sheet and related statements of income, retained earnings and statement of cash flow of the Parent Borrower as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; and (ii) the unaudited consolidated balance sheet and related statements of income, retained earnings and statement of cash flow of the Parent Borrower as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, except that the assets, liabilities, revenues and expenses of the Advertising Entities and the FIN 46 Entities shall be disregarded provided that any Indebtedness of the Advertising Entities or the FIN 46 Entities is non-recourse to the Borrowers and their Subsidiaries;

(c) concurrently with the financial statements required pursuant to Sections 5.1(a) and (b) above, a certificate of the Parent Borrower, substantially in the form of Exhibit D hereto, signed by a Responsible Officer of the Parent Borrower (i) stating that a review of such financial statements during the period covered thereby and of the activities of the Credit Parties has been made under such Responsible Officer’s supervision with a view to determining whether the Credit Parties have fulfilled all of their obligations under this Agreement and the other Loan Documents, (ii) stating that no Default or Event of Default exists as of such date of certification; or, if there shall be a Default or Event of Default, specifying the nature and status thereof and the Borrowers’ proposed response thereto, (iii) demonstrating in reasonable detail compliance (including showing all financial covenant and other material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed Fiscal Quarter, with the financial covenants in Section 5.11 and the baskets in the last sentence of Section 6.1 and in Sections 6.2(v), 6.4 (c) and 6.5(i), (iv) listing the Credit Parties as at the end of the most recently completed Fiscal Year, and (v) containing or accompanied by such financial or other details, information and material as the Administrative Agents may reasonably request to evidence such compliance;

(d) promptly after the filing of any registration statement or annual, quarterly, monthly or other regular report or any special report on Form 8-K which the Parent Borrower or any of its Subsidiaries files with the Securities and Exchange Commission of the United States of America, including any certification or other filing required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto, a written notice that such materials have been filed electronically, and information as to where they may be found in electronic format;

(e) promptly after the filing thereof, copies of all other material reports, proxy statements and other material documents filed by any Credit Party with any securities commission, stock exchange or similar entity, and all other written materials distributed out of the ordinary course by the Parent Borrower to its shareholders, in each case which relate to matters in which any Lender or Administrative Agent, in such capacities, can reasonably be expected to have an interest, which copies and materials may be furnished either by (i) delivering to the Administrative Agents such copies or materials, or (ii) providing to the Administrative Agents a written notice that such materials have been filed electronically, and information as to where they may be found in electronic format;

(f) promptly after any Credit Party learns of the receipt or occurrence of any of the following, a certificate of the Parent Borrower, signed by a Responsible Officer of the Parent Borrower, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of any Credit Party which could reasonably be expected to have a Material Adverse Effect, (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, or (iii) any change to any of the ratings assigned by any rating agency to the Rated Debt of the Parent Borrower; and

(g) promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against any Credit Party or any material property thereof which could reasonably be expected to have a Material Adverse Effect.

5.2 Existence; Conduct of Business. Each Borrower will, and will cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (except as permitted in Section 6.3), and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.

5.3 Payment of Tax Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay when due its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.4 Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except (i) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise permitted by Section 6.3 or Section 6.5.

5.5 Books and Records; Inspection Rights. Each Borrower will, and will cause of its Subsidiaries to, keep proper books of record and account in which entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each other Credit Party to, permit any representatives designated by either Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours as the U.S. Administrative Agent may reasonably request and having due regard for, and with minimal disruptions of, the ongoing business of the Borrowers and the Subsidiaries; provided that (i) all such visits, inspections and inquiries shall be co-ordinated through the U.S. Administrative Agent, and (ii) unless a Default shall have occurred and be continuing, no Borrower nor any of its Subsidiaries shall be responsible for the costs and expenses incurred by the Administrative Agents, any Lender, or their representatives in connection with such inspection or visit.

5.6 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all Laws of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.7 Use of Proceeds and Letters of Credit. The proceeds of the Term Loans have been used, directly or indirectly, solely to enable the Former Parent to make a principal payment of up to Cdn.$500,000,000 (or the U.S.$ Equivalent thereof) on account of the Indebtedness evidenced by the Wendy’s Note. The proceeds of the Revolving Loans will be used for working capital, commercial paper back-up, Permitted Acquisitions and other general corporate purposes of the Borrowers and their Subsidiaries. Letters of Credit will be used for general corporate purposes of the Borrowers and their Subsidiaries.

5.8 Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, each Borrower will, at its expense, as promptly as practical, execute and deliver to the applicable Administrative Agent, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) as reasonably requested by such Administrative Agent in compliance with or performance of the covenants and agreements of such Borrower or any of its Subsidiaries in any of the Loan Documents.

5.9 Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.

5.10 Additional Subsidiary Guarantees. If, as at the end of the most recently completed Fiscal Quarter, (a) the aggregate consolidated revenues of all Immaterial Subsidiaries exceeds 10% of the consolidated revenues of the Parent Borrower, the Parent Borrower shall within 30 days after the end of such Fiscal Quarter designate, by written notice to the Administrative Agents, one or more Immaterial Subsidiaries to become Guarantors, to the extent necessary to ensure that the aggregate consolidated revenues of all Immaterial Subsidiaries that are not Guarantors represents less than 10% of the consolidated revenues of the Parent Borrower, or (b) a Subsidiary which was previously an Immaterial Subsidiary has become a Material Subsidiary, the Parent Borrower shall, within 30 days of the end of such Fiscal Quarter, designate by written notice to the Administrative Agents such Subsidiary to become a Guarantor. The Borrowers may, at any time prior to the Maturity Date, designate different Immaterial Subsidiaries to be Guarantors and revoke any designation of an Immaterial Subsidiary as a Guarantor, provided that no Default or Event of Default exists at the time of revocation and at all times the aggregate consolidated revenues of all Immaterial Subsidiaries that are not Guarantors shall represent less than 10% of the consolidated revenues of the Parent Borrower. Subject to the preceding sentence, nothing in this Section 5.10 shall prevent the Borrowers from revoking the designation of an Immaterial Subsidiary as a Guarantor, even if such Immaterial Subsidiary was previously a Material Subsidiary. Notwithstanding any provision to the contrary in this Agreement or the other Loan Documents, the Advertising Entities and the FIN 46 Entities shall not be required to provide a guarantee. The Borrowers shall designate any newly acquired Material Subsidiary as a Guarantor hereunder, and may revoke any designation of an Immaterial Subsidiary as a Guarantor in order to dispose of such Immaterial Subsidiary, provided that such acquisition or disposition is otherwise in compliance herewith. Subject to the first sentence of this Section 5.10, no Subsidiary of Tim Hortons Delaware Limited Partnership other than a U.S. Subsidiary is required to provide, directly or indirectly within the meaning of Section 956 of the Code, a Guarantee in respect of the obligations of the U.S. Borrower hereunder. For greater certainly, nothing in the immediately preceding sentence shall in any way affect any of the obligations of the Guarantors to deliver on the Restatement Effective Date the Guarantees set out in Schedule D. Any Canadian Subsidiary which is designated as a Guarantor at any time after the Restatement Effective Date shall enter into and deliver to the Canadian Administrative Agent a Subsidiary Guarantee substantially in the form entered into by the Canadian Subsidiaries on the Restatement Effective Date. Any U.S. Subsidiary which is designated as a Guarantor at any time after the Restatement Effective Date shall enter into and deliver to the U.S. Administrative Agent a Subsidiary Guarantee substantially in the form entered into by the U.S. Subsidiaries on the Restatement Effective Date.

5.11 Financial Covenants. The Parent Borrower will comply with the following financial covenants:

(a) Consolidated Total Debt to Consolidated EBITDA: The Parent Borrower will not permit, as at the end of each Fiscal Quarter, the ratio of Consolidated Total Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the Rolling Period then ended, to exceed 2.50:1.00 in respect of any Fiscal Quarter.

(b) Fixed Charge Coverage Ratio. The Parent Borrower and its Subsidiaries will not permit, as at the end of each Fiscal Quarter, the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the Rolling Period then ended, to be less than 2.75:1.00 in respect of any Fiscal Quarter.

(c) For the purpose of determining compliance with this Section 5.11, (i) Consolidated EBITDA , Consolidated EBITDAR and Consolidated Fixed Charges shall include the historical financial results of any acquired Person which becomes a Subsidiary or acquired business as if the acquisition occurred at the beginning of the testing period and shall give effect, on a pro forma basis, to the incurrence or repayment of Indebtedness in connection with the acquisition, (ii) Consolidated EBITDA, Consolidated EBITDAR and Consolidated Fixed Charges shall exclude the historical financial results of any disposed Person which ceases to be a Subsidiary or disposed business as if the disposition occurred at the beginning of the testing period, and (iii) notwithstanding any provisions of GAAP to the contrary, the assets, liabilities, revenues and expenses of the Advertising Entities and the FIN 46 Entities shall be disregarded, provided that any Indebtedness of the Advertising Entities or the FIN 46 Entities is non-recourse to the Borrowers and their Subsidiaries.

5.12 Ownership of Guarantors. The Parent Borrower will ensure that the U.S. Borrower, the Canadian Subsidiary Borrower and each Guarantor is at all times a direct or indirect wholly owned subsidiary of the Parent Borrower.

ARTICLE 6

NEGATIVE COVENANTS

From (and including) the Restatement Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

6.1 Indebtedness. The Borrowers will not, and will not permit any of its Subsidiaries to incur, assume or permit to exist any Indebtedness, except:

(a) any Indebtedness created hereunder;

(b) Intentionally Deleted;

(c) any other unsecured Indebtedness existing on the Closing Date and set out in Schedule 6.1, and any extensions, renewals or replacements of any such Indebtedness on substantially on the same terms and conditions or otherwise on terms and conditions satisfactory to the Required Lenders, acting reasonably;

(d) any Indebtedness of a Borrower or a Subsidiary to another Borrower or Subsidiary;

(e) any Guarantee by a Borrower or a Subsidiary of Indebtedness of any other Borrower or Subsidiary which is otherwise permitted hereunder;

(f) Indebtedness secured by Purchase Money Liens, provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the amount permitted under Section 6.2(k) at any time;

(g) Capital Lease Obligations;

(h) subject to the last sentence of this Section 6.1, any other unsecured Indebtedness of any Borrower or any Subsidiary ranking pari passu with the Indebtedness hereunder, provided that the Parent Borrower is in compliance with the financial covenants in Section 5.11 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and be continuing;

(i) subject to the last sentence of this Section 6.1, any other secured Indebtedness of any Borrower or any Subsidiary, provided that the aggregate amount of such Indebtedness permitted by this clause(i) shall not exceed the amount permitted by Section 6.2(v); and provided further that the Parent Borrower is in compliance with the financial covenants in Section 5.11 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and be continuing.

In addition, the Borrowers will not permit any Immaterial Subsidiary which is not a Guarantor to incur, assume or permit to exist any Indebtedness, except (a) any Indebtedness of an Immaterial Subsidiary to any other Immaterial Subsidiary or to a Credit Party, and (b) Indebtedness in an aggregate amount, for all Immaterial Subsidiaries which are not Guarantors, not exceeding Cdn.$25,000,000 (or the equivalent thereof in any other currency), provided that the Parent Borrower shall be in compliance with the financial covenants in Section 5.11 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and be continuing.

6.2 Liens. Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the property of any Borrower or any of its Subsidiaries except:

(a) the interest of a lessor under a capital lease or otherwise securing Capital Lease Obligations;

(b) Liens existing on the Closing Date and described in Schedule 6.2;

(c) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Liens imposed by law, such as landlords’ carriers’, materialmen’s, processors’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, indemnity and appeal and release bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, reservations, rights-of-way, restrictions, survey exceptions, encroachments, covenants, minor defects, irregularities and other similar encumbrances as to real property of any Borrower or any Subsidiary which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially detract from the value of the property subject thereto or interfere with the conduct of the business of any Borrower or any Subsidiary conducted at the property subject thereto;

(h) Liens existing on property or assets at the time of acquisition thereof after the Effective Date by a Borrower or any Subsidiary, provided that (i) such Liens existed at the time of such acquisition and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof);

(i) Liens existing on property or assets of a Person which becomes a Subsidiary after the Effective Date; provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof);

(j) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority or in connection with arbitration proceedings, if appropriate legal proceedings are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, in an aggregate amount not to exceed, when taken together with all Liens securing bonds to stay judgments or in connection with appeals as permitted by Section 6.2(f), Cdn.$25,000,000 at any time outstanding;

(k) Purchase Money Liens (including Liens to which any property is subject at the time of acquisition thereof) securing purchase money Indebtedness (other than Capital Leases) incurred by any Borrower or any Subsidiary after the Closing Date to finance the acquisition or construction of assets used in its business, if (i) at the time of such incurrence, no Default or Event of Default has occurred and is continuing or would result from such incurrence, (ii) such Indebtedness has a scheduled maturity and is not due on demand, (iii) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired and (iv) such Indebtedness does not exceed Cdn.$50,000,000 in the aggregate outstanding at any time; provided that such Liens shall not apply to any property of any Borrower or any Subsidiary other than that financed (including improvements thereto);

(l) the title of a lessor in or to property subject to an operating lease or subject to a Sale/Leaseback Transaction;

(m) Liens (if any) from time to time securing the obligations hereunder;

(n) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by any Borrower or any Subsidiary of real property;

(o) customary rights of set off, revocation, refund or chargeback under deposit agreements or under applicable law of banks or other financial institutions where any Borrower or any Subsidiary maintains deposits in the ordinary course of business permitted by this Agreement;

(p) Liens arising from the granting of a license to any person in the ordinary course of business of any Borrower or any Subsidiary;

(q) Liens attaching solely to cash earnest money deposits made by any Borrower or any Subsidiary in connection with any letter of intent or purchase agreement entered into by it in connection with a Permitted Acquisition;

(r) Liens deemed to exist in connection with repurchase agreements and other similar Investments to the extent such Investments are permitted under Section 6.4;

(s) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder;

(t) Liens arising in connection with a Permitted Receivables Financing;

(u) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property); and

(v) other Liens securing Indebtedness in an aggregate amount not to exceed 10% of Consolidated Tangible Net Worth, as determined as of the last day of the most recently completed Fiscal Quarter (but without regard to the proviso in the definition of “Consolidated Tangible Net Worth”) at any time.

In addition to the foregoing, (i) no Borrower nor any Subsidiary shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the applicable Administrative Agent for the benefit of itself and the Lenders as collateral for the obligations under this Agreement and the other Loan Documents; provided that any agreement, note, indenture or other instrument may prohibit the creation of a Lien in favor of the applicable Administrative Agent for the benefit of itself and the Lenders to the extent that and for so long as such Lien is not required to be shared with the applicable Administrative Agent and the Lenders on an equal and ratable basis pursuant to the immediately succeeding clause (ii); and (ii) no Borrower nor any Subsidiary shall create, assume or suffer to exist any Lien securing Indebtedness for borrowed money aggregating in excess of Cdn.$25,000,000 (other than any Liens permitted by the provisions of 6.2(a) through (u) above) upon any of its property, whether now owned or hereafter acquired, unless the obligations of the Borrowers under this Agreement and the other Loan Documents are secured by such Lien equally and ratably with any and all other such Indebtedness secured thereby for so long as any such other Indebtedness shall be so secured. For the purposes of this Section 6.2, the following agreements, and the transactions and arrangements contemplated thereby, shall not constitute, or be considered to have created a Lien: (i) the mirror netting service agreement dated February 1, 2007 by and among The TDL Group Corp. (f/k/a The TDL Group Ltd.), The TDL Group, TDL Group Co., Wentim, Ltd., and certain other Subsidiaries of the Parent Borrower, and The Bank of Nova Scotia, as the same may be amended (a) to add additional Subsidiaries of the Parent Borrower as parties thereto, or (b) in such other manner as shall not affect, in a material way, the nature of the transactions contemplated by such agreement; and (ii) the cash management agreement dated May 15, 2003 by and between the Canadian Subsidiary Borrower and The TDL Group Co., as the same may be amended (a) to add additional Subsidiaries of the Parent Borrower as parties thereto, or (b) in such other manner as shall not affect, in a material way, the nature of the transactions contemplated by such agreement.

6.3 Merger; Dissolution.

(a) Each Borrower will not, and will not permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or except to the extent not restricted by Section 6.4 or 6.5, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Securities of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless (i) the resulting, successor or acquiring corporation or the Person which otherwise acquires all of such Borrower’s or Subsidiary’s consolidated business or property shall assume, by a writing satisfactory in form and substance to the U.S. Administrative Agent, all of the obligations of such Borrower or Subsidiary under this Agreement and the other Loan Documents, including all covenants herein and therein contained, in which case such resulting, successor or acquiring corporation (or other Person) shall succeed to and be substituted for such Borrower or Subsidiary; and (ii) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of such Borrower or Subsidiary as a result of such transaction as having been incurred by such Borrower or Subsidiary at the time of such transaction, no Default shall have occurred and be continuing; provided that any Subsidiary may liquidate or dissolve if the board of directors of the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Credit Parties and the U.S. Administrative Agent determines that such liquidation or dissolution is not disadvantageous to the Lenders. Where an Immaterial Subsidiary or Subsidiary is transferring assets and/or liabilities to a Subsidiary, Immaterial Subsidiary, Material Subsidiary, Credit Party or Guarantor as part of a corporate simplification and/or restructure transaction pursuant to which no assets leave the Parent Borrower or any of its Subsidiaries, no consent or determination by the U.S. Administrative Agent shall be required for each such individual transaction pursuant to the immediately preceding sentence. The Borrowers agree to fully comply with Section 5.10 contemporaneously with any such corporate simplification and/or restructure transaction.

(b) Each Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any material business other than businesses of the type conducted by the Parent Borrower or its Subsidiaries on the Restatement Effective Date and businesses reasonably related thereto.

6.4 Investments, Loans, Advances, Guarantees and Acquisitions. Each Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investment or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a) Permitted Investments;

(b) Investments by a Borrower or any Subsidiary in a Borrower or any Subsidiary;

(c) Investments in Advertising Entities, provided that the aggregate amount of Investments in Advertising Entities made during the period from the Closing Date to the Maturity Date shall not exceed Cdn.$50,000,000;

(d) other Investments in existence on the Closing Date and described on Schedule 6.4;

(e) Investments consisting of (a) intercompany asset dispositions to the extent permitted by Section 6.5(b) and (b) intercompany loans and advances permitted by Section 6.1;

(f) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g) Investments consisting of deposit accounts maintained by the Borrower or any Subsidiary in the ordinary course of business;

(h) Investments consisting of partnership or other equity interests in any partnership, joint venture or other Person so long as such partnership, joint venture or Person is in a line of business that does not violate the terms or provisions of Section 6.3(b);

(i) Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(A) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith and, both before and immediately after giving effect to such Acquisition, all of the representations and warranties contained herein shall be true and correct in all material respects (other than the representation and warranty in Section 3.4(b)), unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date; and

(B) the Acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company’s board of directors (and shareholders, if necessary) prior to the consummation of the Acquisition; and

(C) the business being acquired shall be in a line of business permitted under Section 6.3(b).

6.5 Sale of Assets. Each Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Operating Property to any other Person, except:

(a) sales of inventory in the ordinary course of business;

(b) a disposition of assets by a Borrower or a Subsidiary to any Credit Party, or a disposition of assets by a Subsidiary which is not a Credit Party to another Subsidiary which is not a Credit Party;

(c) a disposition, in the ordinary course of business of a Borrower or Subsidiary, of obsolete property or property no longer used in the business of the Credit Parties;

(d) a disposition of assets by a Borrower or any other Credit Party to a Subsidiary which is not a Credit Party, provided that the assets so disposed do not constitute all or substantially all of the assets of the disposing Borrower or other Credit Party or, when the net sale proceeds are aggregated with the net sale proceeds of all other such dispositions (other than dispositions permitted by Section 6.5(h)) during the twelve-month period ending with the month in which any such disposition occurs, more than 15% of Consolidated Tangible Net Worth, as determined as at the last day of the most recently completed Fiscal Quarter;

(e) a lease, sale or other disposition of restaurants (including the lease, sale or other disposition of real property) to franchisees of a Borrower or a Subsidiary or to a joint venture or partnership of which a Borrower or a Subsidiary holds an equity or partnership interest;

(f) a disposition of assets pursuant to, and in accordance with, the terms of any Permitted Receivables Financing, provided that the aggregate amount of Receivables sold pursuant to Permitted Receivables Financings in any Fiscal Year shall not exceed $50,000,000;

(g) sales of loans made by a Borrower or a Subsidiary to franchisees to the extent such loans are permitted by Section 6.4;

(h) leases, sales or other dispositions of its property prior to January 1, 2006; and

(i) leases, sales or other dispositions of its property (including Sale/Leaseback Transactions) that, together with the net sale proceeds of all other Operating Property of the Borrower and the Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted by this Section 6.5) as permitted by this Section 6.5(i) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute more than 15% of Consolidated Tangible Net Worth, as determined as at the last day of the most recently completed Fiscal Quarter.

In addition, the Parent Borrower will ensure that the book value of all tangible assets of the Credit Parties which are not Operating Property and which are leased, sold or otherwise disposed of in any Fiscal Year will not exceed an amount equal to 5% of Consolidated Tangible Net Worth determined as at the last day of the most recently completed Fiscal Quarter.

6.6 Restricted Payments. Each Borrower will not, and will not permit any Subsidiary to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Parent Borrower may declare and pay dividends with respect to its Equity Securities payable solely in additional Equity Securities of the Parent Borrower, (b) any Subsidiary may make Restricted Payments to any Borrower or any other Subsidiary, (c) the Parent Borrower may make Restricted Payments that are required to pay federal and state income or franchise Taxes due and payable with respect to the income of the Parent Borrower, and (d) the Parent Borrower may make Restricted Payments if, at the time of and immediately after giving effect to any such Restricted Payment, the Parent Borrower is in compliance with the financial covenants in Section 5.11 and no other Default shall have occurred and be continuing.

6.7 Transactions with Affiliates. Each Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between any Borrower and any Subsidiary, or between Subsidiaries, and in any such case not involving any of their other Affiliates, (c) any Restricted Payment permitted by Section 6.6 or any transaction contemplated by the Separation Agreements, and (d) any asset disposition permitted by Section 6.5(d).

6.8 Restrictive Agreements. Each Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on its ability (a) to pay dividends or make any other distribution on its stock or other ownership interests; provided that this clause (a) shall not prevent the Parent Borrower or its Subsidiaries from agreeing to any such encumbrance or restriction of their ability to pay dividends or make any other distribution on their stock or other ownership interests to any Person which is not a Credit Party, (b) to pay any Indebtedness or other obligation owed to any Borrower or any Subsidiary, (c) to make loans or advances or other Investments in any Borrower or any Subsidiary or (d) to sell, transfer or otherwise convey any of its property to any Borrower or any Subsidiary, in each case, other than (i) restrictions imposed by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of assets, capital stock or other equity interests pending such sale, provided that such restrictions and conditions apply only to the assets, capital stock or other equity interests that is to be sold and such sale shall be permitted hereunder, (iii) restrictions imposed by applicable law, (iv) restrictions imposed by the holder of a Lien permitted by Section 6.2 solely on the transfer of assets subject thereto, (v) any encumbrance or restriction with respect to a Subsidiary of such Borrower pursuant to an agreement relating to any Indebtedness issued or incurred by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of such Borrower or was acquired by such Borrower and outstanding on such date, or (vi) any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses, to the extent such provisions restrict the transfer of the lease or license, as applicable.

6.9 Fiscal Periods. The Parent Borrower will not change the manner in which it determines the end of its Fiscal Quarters or its Fiscal Year (as set forth in the definitions of such terms in Section 1.1).

ARTICLE 7

EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable and such failure shall continue unremedied for a period of five (5) days after the same shall have become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made, and if the circumstances giving rise to such incorrect representation and warranty are capable of rectification, such circumstances are not rectified in a manner which renders such representation no longer incorrect within 10 days after the applicable Credit Party becomes aware of the incorrect representation and warranty;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(f)(ii) (notice of Default or Event of Default), 5.2 (Borrower’s existence), 5.7 (use of proceeds), 5.11 (financial covenants) or in Article 6;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the U.S. Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

(f) any Credit Party shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable and, in the case of any failure to pay any amount other than principal, such failure continues after the applicable grace period if any, specified in the agreement relating to such Material Indebtedness;

(g) any event or condition occurs (including any “amortization event”, “termination event” or other similar event under any Receivables Purchase Facility) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness;

(h) any Credit Party:

(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)	commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)

institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(h) or in Section 7.1(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(i) any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party:

(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it;

(iii)	seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity; or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Credit Party thereunder in the interim, such grace period will cease to apply, and provided further that if such Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j) any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(h) or (i);

(k) one or more judgments for the payment of money in a cumulative amount in excess of Cdn.$25,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against any one or more of the Credit Parties and they have not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(l) any property of any Credit Party having a fair market value in excess of Cdn.$25,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of Cdn.$25,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of any Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 30 days or such longer period during which entitlement to the use of such property continues with the such Credit Party, and such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of such Credit Party, or is sold, in the interim, such grace period will cease to apply;

(m) this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party;

(n) a Change of Control shall occur from and after the Restatement Effective Date;

(o) the Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate an amount which, if required to be paid, could reasonably be expected to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Single Employer Plan which could reasonably be expected to have a Material Adverse Effect.

(p) the Parent Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Parent Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect; or

(q) the Parent Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Parent Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount which could reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to a Borrower described in clause (h), (i) or (j) above), and at any time thereafter during the continuance of such event, the U.S. Administrative

Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set out earlier in this paragraph, all of which are hereby waived by the Borrowers; and in the case of any event with respect to the Borrowers described in clause (h), (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, and Cover for any outstanding Bankers Acceptances and Letters of Credit, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE 8

THE ADMINISTRATIVE AGENTS

8.1 Appointment of Administrative Agents. Each Lender and each Issuing Bank hereby designates JPMorgan Chase Bank, N.A. as U.S. Administrative Agent and The Bank of Nova Scotia as Co-Canadian Administrative Agent with JP Morgan Chase Bank, N.A., Toronto Branch to act as herein specified and as specified in the other Loan Documents. Each Lender and each Issuing Bank hereby irrevocably authorizes the Administrative Agents to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agents by the terms thereof and such other powers as are reasonably incidental thereto. Each Administrative Agent may perform any of its duties hereunder by or through its agents or employees. The powers, duties and responsibilities of the Canadian Administrative Agent shall be allocated on the basis that (i) in respect of any matter relating to the making of a Loan under the Canadian Revolving Credit or the Term Credit (including the receipt and disbursement of payments and payment-related notices under the Canadian Revolving Credit or the Term Credit), The Bank of Nova Scotia, in its capacity as co-Canadian administrative agent in respect of the Canadian Revolving Credit and the Term Credit for the Lenders hereunder (or any successor Canadian Administrative Agent appointed pursuant to Section 8.9) shall be responsible for such matter; and (ii) in respect of any matter under the Canadian Revolving Credit or the Term Credit other than those matters set out in paragraph (i) above relating to the Canadian Revolving Credit or the Term Credit, JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as co-Canadian administrative agent in respect of the Canadian Revolving Credit and the Term Credit for the Lenders hereunder (or any successor Canadian Administrative Agent appointed pursuant to Section 8.9) shall be responsible for such matter.

8.2 Limitation of Duties of Administrative Agents. The Administrative Agents shall have no duties or responsibilities except those expressly set out with respect to the Administrative Agents in this Agreement and as specified in the other Loan Documents. No Administrative Agent, nor any of their respective Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agents shall be mechanical and administrative in nature; the Administrative Agents shall not have, by reason of this Agreement or the other Loan Documents, a fiduciary relationship in respect of any Lender or any Issuing Bank. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Administrative Agent any obligations in respect of this Agreement except as expressly set out herein. The Administrative Agents shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this

Agreement or the other Loan Documents unless it is requested in writing to do so by the Required Lenders.

8.3 Lack of Reliance on the Administrative Agents.

(a) Independent Investigation. Independently, and without reliance upon the Administrative Agents, each Lender and each Issuing Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement and the other Loan Documents, the Administrative Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.

(b) Administrative Agents Not Responsible. The Administrative Agents shall not be responsible to any Lender or any Issuing Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Loan Documents or the financial condition of the Credit Parties or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.

8.4 Certain Rights of the Administrative Agents. If any Administrative Agents shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Loan Documents, such Administrative Agent shall be entitled to refrain from such act or taking such action unless and until such Administrative Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and such Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Administrative Agent as a result of such Administrative Agent acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.

8.5 Reliance by Administrative Agents. Each Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Any Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8.6 Indemnification of Administrative Agents. To the extent any Administrative Agent is not reimbursed and indemnified by the Borrowers (including any amounts required to be paid under Section 9.3(a) or (b)), each Lender will reimburse and indemnify such Administrative Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable to any Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or willful misconduct.

8.7 Administrative Agents in their Individual Capacities. With respect to its obligations under this Agreement and the Loans made by it, each of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, and The Bank of Nova Scotia, each in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders”, “Required Lenders”, “Canadian Revolving Credit Lenders”, “U.S. Revolving Credit Lenders”, “Term Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include each of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, and The Bank of Nova Scotia, in its capacity as a Lender hereunder. Any Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any affiliate of the Credit Parties as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Credit Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

8.8 May Treat Lender as Owner. The Borrowers, the Administrative Agents and the Issuing Banks may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(c) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the applicable Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

8.9 Successor Administrative Agent.

(a) Administrative Agent Resignation. Any Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Borrowers, and may be removed at any time, with or without cause, by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrowers, to appoint a successor Administrative Agent (who shall not be a non-resident of Canada within the meaning of the Income Tax Act (Canada)), subject to the approval of the Borrowers, such approval not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then, upon five Business Days’ notice to the Borrowers, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of the Borrowers, such approval not to be unreasonably withheld), which, in case of a replacement of either Canadian Administrative Agent, shall be a financial institution organized under the laws of Canada having a combined capital and surplus of at least Cdn.$100,000,000 or having a parent company with combined capital and surplus of at least Cdn.$100,000,000, and, in case of a replacement of the U.S. Administrative Agent, shall be a financial institution organized under the laws of the United States of America having a combined capital and surplus of at least U.S. $100,000,000 or having a parent company with combined capital and surplus of at least U.S. $100,000,000.

(b) Rights, Powers, etc. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring

Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(c) Syndication Agent and Co-Documentation Agents. The Syndication Agent and Co-Documentation Agents shall have no roles or responsibilities hereunder in such capacity.

ARTICLE 9

MISCELLANEOUS

9.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(i) if to the Borrowers or any other Credit Party:

Tim Hortons

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention: Treasurer

Facsimile: (905) 845-3985

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention: Corporate Secretary

Facsimile: (905) 845-2931

(ii) if to the Canadian Administrative Agent:

JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Suite 1800

Royal Bank Plaza, South Tower

Toronto Ontario M5J 2J2

Attention: Christine Chan

Facsimile: 416-981-9138

The Bank of Nova Scotia

2 Robert Speck Parkway Suite 400

Mississauga, Ontario L4Z 1H8

Attention: Barry Hillcoat

Facsimile: (905) 276-4920

(iii) if to the U.S. Administrative Agent:

JPMorgan Chase Bank, N.A.

IL1-0364 21

South Clark Street Chicago, IL 60670

Attention: Gregory T. Martin

Facsimile: (312) 325-3239

(iv) if to any Lender or any Issuing Bank, to it at its address (or facsimile number) set out opposite its name in the execution page(s) of this Agreement.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the applicable Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the applicable Administrative Agent and the applicable Lender. Any Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2 Waivers; Amendments.

(a) No failure or delay by any Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agents with the consent of the Required Lenders (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrowers, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document); provided that no such agreement shall:

(i)	increase the amount or extend the expiry date of any Commitment of any Lender, other than in connection with the Commitment Increase Right;

(ii)	reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan;

(iii)	postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment;

(iv)	change Section 2.6 in a manner that would alter the pro rata application of any cancellation of the Revolving Credit Commitments or Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby;

(v)	change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)	waive any Event of Default under Section 7.1(h), (i) or (j);

(vii)	release the Parent Guarantee or any Subsidiary Guarantee, provided that this Section 9.2(b)(vii) shall not apply with respect to any revocation of any designation of an Immaterial Subsidiary as a Guarantor pursuant to Section 5.10;

in each case without the prior written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Administrative Agent, any Issuing Bank or any Swingline Lender hereunder, as the case may be, without the prior written consent of the applicable Administrative Agent, Issuing Bank or Swingline Lender (as applicable).

9.3 Expenses; Indemnity; Damage Waiver.

(a) Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one set of Canadian counsel and one set of U.S. counsel for the Administrative Agents and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (ii) all reasonable out-of-pocket expenses incurred by each Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for each Administrative Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by any Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for any Administrative Agent or any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Each Borrower shall indemnify each Administrative Agent, each Issuing Bank and each Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all obligations, penalties, judgments, suits, costs, losses, claims, actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom, including any refusal by an Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any Subsidiaries of the Borrowers, or any Environmental Liability related in any way to the Parent Borrower or any Subsidiaries of the Borrowers, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Loan Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Acquisition is consummated; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a non-appealable judgment of a court of competent jurisdiction to arise from (i) the willful misconduct, bad faith or gross negligence of such Indemnitee, (ii) an Indemnitee’s willful breach of express duties or obligations under this Agreement or the Loan Documents, or (iii) any dispute, claim or other matter between or among the Lenders. If any action shall be brought against any Indemnitee with respect to which indemnification may be sought against the Borrowers under this Agreement, the Indemnitee shall promptly notify the Borrowers in writing and the Borrowers shall, if requested by the Indemnitee or if the Borrowers desire to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and payment of all reasonable fees and expenses. The failure to so notify the Borrowers shall not affect any obligations the Borrowers may have to the Indemnitee under this Agreement or otherwise unless (and then only to the extent that) the Borrowers are materially adversely affected by such failure. The Indemnitee shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (i) the Borrowers have failed to assume the defense and employ counsel reasonably satisfactory to the Indemnitee, or (ii) the named parties to any such action (including any impleaded parties) include the Indemnitee and the Borrowers, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Borrowers, in which case, if such Indemnitee notifies the Borrowers in writing that it elects to employ separate counsel at the Borrowers’ expense, the Borrowers shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee; provided, however, that the Borrowers shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the Lead Arrangers and/or their affiliates. The Borrowers shall not be liable for any settlement of any such action effected without the Borrowers’ written consent (which shall not be unreasonably withheld) and the Borrowers agree to indemnify and hold harmless the Indemnitees from and against any loss or liability by reason of settlement of any action effected with the Borrowers’ consent. In addition, the Borrowers will not, without the prior written consent of the applicable Indemnitee, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any indemnified applicable person is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of the Indemnitees and/or their respective affiliates, satisfactory in form and substance to the

Indemnitees and/or their respective affiliates, from all liability arising out of such action, claim, suit or proceeding.

(c) [Intentionally Deleted].

(d) Each of the Borrowers and each Indemnitee shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee or any Credit Party, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Any inspection of any property of any Credit Party made by or through any Administrative Agent or any Lender is for purposes of administration of the Credits only, and no Credit Party is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrowers).

(f) By accepting or approving anything required to be observed, performed, fulfilled or given to any Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agents nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Administrative Agent or the Lenders.

(g) The relationship between the Borrowers and the Administrative Agents and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Administrative Agents nor the Lenders shall under any circumstance be construed to be partners or joint venturers of the Borrowers or their Affiliates. Neither the Administrative Agents nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrowers or their Affiliates, or to owe any fiduciary duty to any Borrower or its Affiliates. Neither the Administrative Agents nor the Lenders undertake or assume any responsibility or duty to the Borrowers or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrowers or their Affiliates of any matter in connection with their property or the operations of the Borrowers or their Affiliates. The Borrowers and their Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Administrative Agents or the Lenders in connection with such matters is solely for the protection of the Administrative Agents and the Lenders, and neither the Borrowers nor any other Person is entitled to rely thereon.

(h) The Administrative Agents and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Credit Party and/or its Affiliates and each Borrower hereby indemnifies and holds the Administrative Agents and the Lenders harmless on the terms set out in Section 9.3(b) from any such loss, damage, liability or claim.

(i) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrowers, the Administrative Agents and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrowers, the Administrative Agents and the Lenders, and the Administrative Agents’ and each Lender’s successors and assigns. Except as provided in Sections 9.3(b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

(j) All amounts due under this Section 9.3 shall be payable not later than five (5) Business Days after written demand therefor.

9.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignee) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender, the applicable Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, the applicable Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); (iii) in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the applicable Issuing Bank or the applicable Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); and provided further that (iv) no Borrower’s consent shall be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (v) except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the applicable Administrative Agent) shall not be less than Cdn.$5,000,000 (or, in the case of a U.S. Dollar-denominated Commitment, U.S.$5,000,000), unless each Borrower and the applicable Administrative Agent otherwise consent in writing and the amount held by each Lender after each such assignment shall not be less than Cdn.$5,000,000 (or, in the case of a U.S. Dollar-denominated Commitment, U.S.$5,000,000), unless each Borrower and the applicable Administrative Agent otherwise consent in writing, (vi) each partial assignment in respect of a Commitment and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and the related Loans, (vii) the parties to each assignment shall execute and deliver to the applicable Administrative Agent (A) an Assignment and Assumption; (B) an accession to the Intercreditor Agreement in form and substance satisfactory to the applicable Administrative Agent; and (C) (except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender) a processing and recordation fee of U.S.$3,500, payable by the assigning Lender, (viii) provided that no Default or Event of Default has occurred and is continuing, in the case of an assignment of a Canadian

Revolving Credit Commitment or a Canadian Term Loan by a Canadian Resident Lender to a Foreign Canadian Lender, such Foreign Canadian Lender shall not be entitled to require any payment under Section 2.15(a)(i) or Section 2.15(c) as a result of any Canadian withholding tax which may be exigible in respect of any payment of interest by a Borrower to such Foreign Canadian Lender hereunder, and (ix) the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire. The applicable Administrative Agent shall provide the Borrowers and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, and 2.15 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e).

(c) The U.S. Administrative Agent, acting for this purpose as an agent of the U.S. Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the U.S. Lenders, and the Commitment of, and principal amount of the U.S. Revolving Loans and U.S. LC Disbursements owing to, each U.S. Lender pursuant to the terms hereof from time to time, and the Canadian Administrative Agent, acting for this purpose as an agent of the Canadian Borrower, shall maintain at one of its offices in Toronto a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Canadian Lenders, and the Commitment of, and principal amount of the Canadian Revolving Loans, Term Loans and Canadian LC Disbursements owing to, each Canadian Lender pursuant to the terms hereof from time to time, (such registers being hereafter, the “Registers”). The entries in the Registers shall be conclusive, and the Borrowers, the Administrative Agents, the Issuing Banks, and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Registers shall be available for inspection by the Borrowers, the Issuing Banks and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the applicable Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(d).

(e) Any Lender may, without notice to the Borrowers or the consent of the Borrowers, the Administrative Agents, the Issuing Banks or the Swingline Lenders, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(f), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.4(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.15(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by a Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to a Borrower by such Lender or by the Assignee or Participant, as the case may be. The parties acknowledge that each Borrower’s obligations hereunder with respect to any such Loans will continue and will not constitute new obligations as a result of such assignment or participation.

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agents, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. All indemnities contained in Sections 2.13, 2.14, 2.15, 9.3 and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed original counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all of the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have and such Lender agrees to promptly notify such Borrower and the applicable Administrative Agent after any such set off; provided that any failure or delay in providing any such notice shall not affect the validity of any such action. Nothing in this Section 9.8 shall allow for a set-off of deposits of the Canadian Borrower against obligations of the U.S. Borrower.

9.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the Laws of the Province of Ontario.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Administrative Agents, the Issuing Banks, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any other jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, any forum non conveniens defense to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. Each Administrative Agent, each Issuing Bank, and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or other Governmental Authority, (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of any Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to any Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than a Borrower. For the purposes of this Section, “Information” means all non-public information received from the Borrowers relating to the Borrowers, any of their Subsidiaries, or their respective business, other than any such information that is available to the Administrative Agents, the Issuing Banks or any Lender on a non-confidential basis prior to disclosure by the Borrowers. With respect to the disclosures made under clauses (b) and (c) above (other than in connection with customary examinations by bank regulators), each Administrative Agent, each Issuing Bank and each Lender agrees to give the Borrowers written notice as soon as practicable after learning that disclosure must be made, describing the Information that will be disclosed and the approximate date of disclosure. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with such Act.

9.13 Amendment and Restatement. Until the satisfaction or waiver by the Administrative Agents of the conditions to effectiveness set forth in Section 4.1 of this Agreement, the Original Credit Agreement shall remain in full force and effect. Upon the satisfaction or waiver by the Administrative Agents of the conditions to effectiveness set forth in Section 4.1 of this Agreement, the Original Credit Agreement shall be amended and restated in its entirety on the basis set forth herein. The parties hereto acknowledge and agree that (a) this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the obligations and liabilities of the Borrowers under the Original Financing Agreement as in effect prior to the Restatement Effective Date, (b) such obligations and liabilities are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement, and (c) upon the effectiveness of this Agreement, all Loans outstanding under the Original Credit Agreement immediately before the effectiveness of this Agreement will be converted into corresponding Loans under this Agreement on the terms and conditions set forth in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: 4150 Tuller Road, Suite 236 Dublin, Ohio 43017 Attention: Corporate Secretary Facsimile: (614) 791-4235	TIM HORTONS USA INC., as U.S. Borrower
	By:	/s/ MICHAEL N. SIMON
	Name:	Michael N. Simon
	Title:	Vice President

	By:	/s/ DONALD B. SCHROEDER
	Name:	Donald B. Schroeder
	Title:	President and Chief Executive Officer

Address: 874 Sinclair Road Oakville, Ontario L6K 2Y1 Attention: Corporate Secretary Facsimile No.: (905) 845-2931	THE TDL GROUP CORP., as Canadian Borrower
	By:	/s/ CYNTHIA J. DEVINE
	Name:	Cynthia J. Devine
	Title:	Chief Financial Officer

	By:	/s/ DIANA FIFE
	Name:	Diana Fife
	Title:	Treasurer

Address: 874 Sinclair Road Oakville, Ontario L6K 2Y1 Attention: Corporate Secretary Facsimile No.: (905) 845-2931	TIM HORTONS INC., as Canadian Borrower
	By:	/s/ DONALD B. SCHROEDER
	Name:	Donald B. Schroeder
	Title:	President and Chief Executive Officer

	By:	/s/ JILL E. AEBKER
	Name:	Jill E. Aebker
	Title:	Associate General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: 200 Bay Street, Suite 1800 Royal Bank Plaza, South Tower Toronto Ontario M5J 2J2 Attention: Christine Chan Facsimile: 416-981-9138	JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Co-Administrative Agent
	By:	/S/ GREGORY T. MARTIN
	Name:	Gregory T. Martin
	Title:	Vice President

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: 2 Robert Speck Parkway Suite 400 Mississauga, ON L4Z 1H8 Attention: Barry Hillcoat Facsimile No.: (905) 276-4920	THE BANK OF NOVA SCOTIA, as Canadian Co-Administrative Agent
	By:	/S/ STEPHEN TABOREK
	Name:	Stephen Taborek
	Title:	Director and CRM

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: IL1-0364, 21 South Clark Street Chicago, IL 60670 Attention: Gregory T. Martin Facsimile No.: (312) 325-3239	JPMORGAN CHASE BANK, N.A., as U.S. Administrative Agent
	By:	/S/ GREGORY T. MARTIN
	Name:	Gregory T. Martin
	Title:	Vice President

By:
Name:
Title: